Exhibit 99.4

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

INDEX TO FINANCIAL STATEMENTS OF TENNECO INC.

AND CONSOLIDATED SUBSIDIARIES

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Tenneco Inc. is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(e) and Rule 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework (2013). Based on this assessment, our management identified control deficiencies as of December 31, 2017 which constituted a material weakness.

A material weakness (as defined in Rule 12b-2 under the Exchange Act) is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement in our annual or interim financial statements will not be prevented or detected on a timely basis.

During the quarter ended June 30, 2017, the Company identified deficiencies that, when aggregated together, resulted in a material weakness in the Company’s internal control over financial reporting in China. The Company did not have people with appropriate authority and experience in key positions in China. Specifically, we did not have adequate international oversight to prevent the intentional mischaracterization of the nature of accounting transactions related to payments received by the Company from suppliers by certain purchasing and accounting personnel at the Company’s Chinese subsidiaries.

The material weakness described above resulted in immaterial errors impacting previously issued consolidated financial statements for the years ended December 31, 2016, 2015 and 2014, and each interim and year-to-date period in those respective years. We evaluated these errors and concluded that they did not, individually or in the aggregate, result in a material misstatement of our previously issued consolidated financial statements. However, the identified misstatements resulting from the intentional mischaracterizations discussed above would be material if corrected as an out-of-period adjustment. Additionally, this material weakness could result in the misstatement of the relevant account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

As a result of the material weakness described above, we have concluded that we did not maintain effective internal control over financial reporting as of December 31, 2017.

Our internal control over financial reporting as of December 31, 2017 has been audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm, as stated in their report, which is included herein.

February 28, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Tenneco Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Tenneco Inc. and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, including the related notes and financial statement schedule listed in the index appearing under Item 15 (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the COSO because a material weakness in internal control over financial reporting related to the accounting for payments received by the Company from suppliers by certain purchasing and accounting personnel at the Company’s Chinese subsidiaries existed as of that date.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness referred to above is described in the accompanying Management’s Report on Internal Control Over Financial Reporting. We considered this material weakness in determining the nature, timing, and extent of audit tests applied in our audit of the 2017 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

Change in Accounting Principles

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for certain components of net periodic pension and postretirement benefit costs and the manner in which it accounts for the cash received to settle the deferred purchase price of factored receivables in 2018.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in management’s report referred to above. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

February 28, 2018, except for the change in composition of reportable segments discussed in Note 11 to the consolidated financial statements and the changes in the manner in which the Company accounts for certain components of net periodic pension and postretirement benefit costs, cash received to settle the deferred purchase price of factored receivables and restricted cash discussed in Note 1 to the consolidated financial statements, as to which the date is September 28, 2018

We have served as the Company’s auditor since 2010.

TENNECO INC.

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2017	2016	2015
	(Millions Except Share and Per Share Amounts)
Revenues
Net sales and operating revenues	$9,274	$8,599	$8,181

Costs and expenses
Cost of sales (exclusive of depreciation and amortization shown below)	7,809	7,116	6,821
Goodwill impairment charge	11	—	—
Engineering, research, and development	158	154	146
Selling, general, and administrative	636	513	482
Depreciation and amortization of other intangibles	224	212	203

	8,838	7,995	7,652

Other expense
Loss on sale of receivables	(5)	(5)	(4)
Other expense	(14)	(83)	(17)

	(19)	(88)	(21)

Earnings before interest expense, income taxes, and noncontrolling interests	417	516	508
Interest expense	73	92	67

Earnings before income taxes and noncontrolling interests	344	424	441
Income tax expense	70	—	146

Net income	274	424	295

Less: Net income attributable to noncontrolling interests	67	68	54

Net income attributable to Tenneco Inc.	$207	$356	$241

Earnings per share
Weighted average shares of common stock outstanding—
Basic	52,796,184	55,939,135	59,678,309
Diluted	53,026,911	56,407,436	60,193,150
Basic earnings per share of common stock	$3.93	$6.36	$4.05
Diluted earnings per share of common stock	$3.91	$6.31	$4.01
Cash dividends declared	$1.00	$—	$—

The accompanying notes to consolidated financial statements are an integral part of these statements of income.

TENNECO INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31, 2017
	Tenneco Inc.		Noncontrolling interests		Total
	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)
	(Millions)
Net Income		$207		$67		$274

Accumulated Other Comprehensive Income (Loss)
Cumulative Translation Adjustment
Balance January 1	$(338)		$(5)		$(343)
Translation of foreign currency statements, net of tax	97	97	2	2	99	99

Balance December 31	(241)		(3)		(244)

Adjustment to the Liability for Pension and Postretirement Benefits
Balance January 1	(327)		—		(327)
Adjustment to the liability for pension and postretirement benefits, net of tax	27	27	—	—	27	27

Balance December 31	(300)		—		(300)

Balance December 31	$(541)		$(3)		$(544)

Other comprehensive income		124		2		126

Comprehensive Income		$331		$69		$400

The accompanying notes to consolidated financial statements are an integral part of these statements of comprehensive income.

TENNECO INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31, 2016
	Tenneco Inc.		Noncontrolling interests		Total
	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)
	(Millions)
Net Income		$356		$68		$424

Accumulated Other Comprehensive Income (Loss)
Cumulative Translation Adjustment
Balance January 1	$(297)		$(1)		$(298)
Translation of foreign currency statements, net of tax	(41)	(41)	(4)	(4)	(45)	(45)

Balance December 31	(338)		(5)		(343)

Adjustment to the Liability for Pension and Postretirement Benefits
Balance January 1	(368)		—		(368)
Adjustment to the Liability for Pension and Postretirement benefits, net of tax	41	41	—	—	41	41

Balance December 31	(327)		—		(327)

Balance December 31	$(665)		$(5)		$(670)

Other comprehensive loss		—		(4)		(4)

Comprehensive Income		$356		$64		$420

The accompanying notes to consolidated financial statements are an integral part of these statements of comprehensive income.

TENNECO INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31, 2015
	Tenneco Inc.		Noncontrolling interests		Total
	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)
	(Millions)
Net Income		$241		$54		$295

Accumulated Other Comprehensive Income (Loss)
Cumulative Translation Adjustment
Balance January 1	$(166)		$3		$(163)
Translation of foreign currency statements, net of tax	(131)	(131)	(4)	(4)	(135)	(135)

Balance December 31	(297)		(1)		(298)

Adjustment to the Liability for Pension and Postretirement Benefits
Balance January 1	(379)		—		(379)
Adjustment to the Liability for Pension and Postretirement benefits, net of tax	11	11	—	—	11	11

Balance December 31	(368)		—		(368)

Balance December 31	$(665)		$(1)		$(666)

Other comprehensive loss		(120)		(4)		(124)

Comprehensive Income		$121		$50		$171

The accompanying notes to consolidated financial statements are an integral part of these statements of comprehensive income.

TENNECO INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$315	$347
Restricted cash	3	2
Receivables—
Customer notes and accounts, net	1,294	1,272
Other	27	22
Inventories	869	730
Prepayments and other	291	229

Total current assets	2,799	2,602

Other assets:
Long-term receivables, net	9	9
Goodwill	49	57
Intangibles, net	22	19
Deferred income taxes	204	199
Other	144	103

	428	387

Plant, property, and equipment, at cost	4,008	3,548
Less—Accumulated depreciation and amortization	(2,393)	(2,191)

	1,615	1,357

Total Assets	$4,842	$4,346

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt (including current maturities of long-term debt)	$83	$90
Accounts payable	1,705	1,501
Accrued taxes	45	39
Accrued interest	14	15
Accrued liabilities	287	285
Other	132	43

Total current liabilities	2,266	1,973

Long-term debt	1,358	1,294
Deferred income taxes	11	7
Pension and postretirement benefits	268	273
Deferred credits and other liabilities	155	139
Commitments and contingencies

Total liabilities	4,058	3,686

Redeemable noncontrolling interests	42	40

Tenneco Inc. Shareholders’ equity:
Common stock	1	1
Premium on common stock and other capital surplus	3,112	3,098
Accumulated other comprehensive loss	(541)	(665)
Retained earnings (accumulated deficit)	(946)	(1,100)

	1,626	1,334
Less—Shares held as treasury stock, at cost	930	761

Total Tenneco Inc. shareholders’ equity	696	573

Noncontrolling interests	46	47

Total equity	742	620

Total liabilities, redeemable noncontrolling interests and equity	$4,842	$4,346

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

TENNECO INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016	2015
	(Millions)
Operating Activities
Net income	$274	$424	$295
Adjustments to reconcile net income to cash provided by operating activities—
Goodwill impairment charge	11	—	—
Depreciation and amortization of other intangibles	224	212	203
Deferred income taxes	(10)	(80)	(2)
Stock-based compensation	14	14	15
Loss on sale of assets	5	4	4
Changes in components of working capital—
Increase in receivables	(81)	(325)	(203)
Increase in inventories	(96)	(57)	(36)
(Increase) decrease in prepayments and other current assets	(39)	(8)	37
Increase in payables	129	114	90
Increase (decrease) in accrued taxes	4	2	(1)
(Decrease) increase in accrued interest	(2)	12	1
Increase (decrease) in other current liabilities	68	26	(10)
Change in long-term assets	(22)	6	3
Change in long-term liabilities	34	33	8
Other	4	(3)	11

Net cash provided by operating activities	517	374	415

Investing Activities
Proceeds from sale of assets	8	6	4
Proceeds from sale of equity interest	9	—	—
Cash payments for plant, property, and equipment	(394)	(325)	(286)
Cash payments for software related intangible assets	(25)	(20)	(23)
Proceeds from deferred purchase price of factored receivables	112	110	113
Other	(10)	—	—

Net cash used by investing activities	(300)	(229)	(192)

Financing Activities
Cash dividends	(53)	—	—
Retirement of long-term debt	(19)	(531)	(37)
Issuance of long-term debt	137	509	1
Debt issuance costs of long-term debt	(8)	(9)	(1)
Purchase of common stock under the share repurchase program	(169)	(225)	(213)
(Repurchase) issuance of common stock	(1)	13	1
(Decrease) increase in bank overdrafts	(7)	10	(22)
Net (decrease) increase in revolver borrowings and short-term debt excluding current maturities of long-term debt and short-term borrowings secured by accounts receivable	(67)	202	102
Net increase in short-term borrowings secured by accounts receivable	—	—	30
Distribution to noncontrolling interest partners	(64)	(55)	(44)

Net cash used by financing activities	(251)	(86)	(183)

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	3	2	(37)

(Decrease) increase in cash, cash equivalents and restricted cash	(31)	61	3
Cash, cash equivalents and restricted cash, January 1	349	288	285

Cash, cash equivalents and restricted cash, December 31 (Note)	$318	$349	$288

Supplemental Cash Flow Information
Cash paid during the year for interest	$78	$76	$68
Cash paid during the year for income taxes (net of refunds)	95	113	105
Non-cash Investing and Financing Activities
Period end balance of trade payables for plant, property, and equipment	$59	$68	$50
Deferred purchase price of receivables factored in period	114	109	113

Note:	Cash and cash equivalents include highly liquid investments with a maturity of three months or less at the date of purchase.

The accompanying notes to consolidated financial statements are an integral part of these statements of cash flows.

TENNECO INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Year Ended December 31,
	2017		2016		2015
	Shares	Amount	Shares	Amount	Shares	Amount
	(Millions Except Share Amounts)
Common Stock
Balance January 1	65,891,930	$1	65,067,132	$1	64,454,248	$1
Issued pursuant to benefit plans	34,760	—	292,514	—	335,766	—
Restricted shares forfeited	(126,682)	—	—	—	—	—
Stock options exercised	233,501	—	532,284	—	277,118	—

Balance December 31	66,033,509	1	65,891,930	1	65,067,132	1

Premium on Common Stock and Other Capital Surplus
Balance January 1		3,098		3,081		3,059
Premium on common stock issued pursuant to benefit plans		14		17		22

Balance December 31		3,112		3,098		3,081

Accumulated Other Comprehensive Loss
Balance January 1		(665)		(665)		(545)
Other comprehensive gain (loss)		124		—		(120)

Balance December 31		(541)		(665)		(665)

Retained Earnings (Accumulated Deficit)
Balance January 1		(1,100)		(1,456)		(1,697)
Net income attributable to Tenneco Inc.		207		356		241
Cash dividends declared		(53)		—		—

Balance December 31		(946)		(1,100)		(1,456)

Less—Common Stock Held as Treasury Stock, at Cost
Balance January 1	11,655,938	761	7,473,325	536	3,244,692	323
Purchase of common stock through stock repurchase program	2,936,950	169	4,182,613	225	4,228,633	213

Balance December 31	14,592,888	930	11,655,938	761	7,473,325	536

Total Tenneco Inc. shareholders’ equity		$696		$573		$425

Noncontrolling interests:
Balance January 1		47		39		40
Net income		31		32		22
Other comprehensive loss		(1)		(2)		(3)
Dividends declared		(31)		(22)		(20)

Balance December 31		$46		$47		$39

Total equity		$742		$620		$464

The accompanying notes to consolidated financial statements are an integral part of these statements of changes in shareholders’ equity.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Accounting Policies

Consolidation and Presentation

Our consolidated financial statements include all majority-owned subsidiaries. We have eliminated intercompany transactions. We have evaluated all subsequent events through the date our financial statements were issued.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include, among others, allowances for doubtful receivables, promotional and product returns, income taxes, pension and postretirement benefit plans, and contingencies. These items are covered in more detail in the accompanying Footnotes (See Note 1, Note 7, Note 10, and Note 12). Actual results could differ from those estimates.

Redeemable Noncontrolling Interests

We have noncontrolling interests in five joint ventures with redemption features that could require us to purchase the noncontrolling interests at fair value in the event of a change in control of Tenneco Inc. or certain of our subsidiaries. We do not believe that it is probable that the redemption features in any of these joint venture agreements will be triggered. However, the redemption of these shares is not solely within our control. Accordingly, the related noncontrolling interests are presented as “Redeemable noncontrolling interests” in the temporary equity section of our consolidated balance sheets.

The following is a rollforward of activity in our redeemable noncontrolling interests for the years ending December 31, 2017, 2016 and 2015, respectively:

	2017	2016	2015
	(Millions)
Balance January 1	$40	$41	$34
Net income attributable to redeemable noncontrolling interests	36	36	32
Other comprehensive income (loss)	3	(2)	(1)
Dividends declared	(37)	(35)	(24)

Balance December 31	$42	$40	$41

Inventories

At December 31, 2017 and 2016, inventory by major classification was as follows:

	2017	2016
	(Millions)
Finished goods	$349	$284
Work in process	268	245
Raw materials	178	137
Materials and supplies	74	64

	$869	$730

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our inventories are stated at the lower of cost or market value using the first-in, first-out (“FIFO”) or average cost methods. Work in process includes purchased parts such as substrates coated with precious metals.

Goodwill and Intangibles, net

We evaluate goodwill for impairment in the fourth quarter of each year, or more frequently if events indicate it is warranted.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. To address concerns over the cost and complexity of the two-step goodwill impairment test, the new standard removes the second step of the test. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. A public business entity should adopt the amendments in this update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment test performed on testing dates after January 1, 2017. We adopted this standard in the first quarter of 2017.

We compare the estimated fair value of our reporting units with goodwill to the carrying value of the unit’s net assets to determine if a goodwill impairment exists. We estimate the fair value of each reporting unit using the income approach which is based on the present value of estimated future cash flows. The income approach is dependent on a number of factors, including estimates of market trends, forecasted revenues and expenses, capital expenditures, weighted average cost of capital and other variables. A separate discount rate derived by a combination of published sources, internal estimates and weighted based on our debt to equity ratio, was used to calculate the discounted cash flows for each of our reporting units. These estimates are based on assumptions that we believe to be reasonable, but which are inherently uncertain and outside of the control of management. If the carrying value of our reporting units exceeds their current fair value as determined based on discounted future cash flows of the related business, the goodwill is considered impaired. As a result, a goodwill impairment loss would be measured at the amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill.

As a result of our goodwill impairment evaluation in the fourth quarter of 2017, we determined that the estimated fair value of the Europe and South America Ride Performance reporting unit was lower than its carrying value. Accordingly, we recorded a goodwill impairment charge of $11 million in the fourth quarter. We reached this determination based on updated long-term projections for the Europe and South America Ride Performance reporting unit provided by the Company’s annual budgeting and strategic planning process, which is completed in the fourth quarter. The 2017 annual budgeting and strategic planning process indicated that the reporting unit’s recovery period will be longer than previously expected. In the fourth quarter of 2017, the estimated fair value of our other reporting units substantially exceeded the carrying value of their assets and liabilities as of the testing date for goodwill impairment.

At December 31, 2017, accumulated goodwill impairment charges include $306 million related to our North America Ride Performance reporting unit, $43 million related to our Europe and South America Ride Performance reporting unit and $11 million related to our Asia Pacific Ride Performance reporting unit.

In the fourth quarter of 2016 and 2015, the estimated fair value of each of our reporting units exceeded the carrying value of their assets and liabilities as of the testing date for goodwill impairment.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The changes in the net carrying amount of goodwill for the years ended December 31, 2017, 2016 and 2015 were as follows:

	Clean Air Segment	Ride Performance Segment	Aftermarket Segment	Total
	(Millions)
Balance at December 31, 2015	$14	$22	$24	$60

Translation Adjustment	(1)	(2)	—	(3)

Balance at December 31, 2016	13	20	24	57

Translation Adjustment	2	—	1	3
Goodwill Impairment Charge	—	(7)	(4)	(11)

Balance at December 31, 2017	$15	$13	$21	$49

We have capitalized certain intangible assets, primarily technology rights, trademarks and patents, based on their estimated fair value at the date we acquired them. We amortize our finite useful life intangible assets on a straight-line basis over periods ranging from 3 to 50 years. Amortization of intangibles amounted to $3 million in both 2017 and 2016, and $5 million in 2015, and are included in the statements of income caption “Depreciation and amortization of intangibles.” The carrying amount and accumulated amortization of our finite useful life intangible assets were as follows:

	December 31, 2017		December 31, 2016
	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
	(Millions)		(Millions)
Customer contract	$8	$(5)	$8	$(5)
Patents	1	(1)	1	(1)
Technology rights	29	(23)	29	(21)
Other	15	(2)	9	(1)

Total	$53	$(31)	$47	$(28)

Estimated amortization of intangible assets over the next five years is expected to be $5 million in 2018, $4 million in 2019, $4 million in 2020, $3 million in 2021 and $2 million in 2022.

Plant, Property, and Equipment, at Cost

At December 31, 2017 and 2016, plant, property, and equipment, at cost, by major category were as follows:

	2017	2016
	(Millions)
Land, buildings, and improvements	$635	$568
Machinery and equipment	2,983	2,638
Other, including construction in progress	390	342

	$4,008	$3,548

We depreciate these properties excluding land on a straight-line basis over the estimated useful lives of the assets. Useful lives range from 10 to 50 years for buildings and improvements and from 3 to 25 years for machinery and equipment.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Notes and Accounts Receivable and Allowance for Doubtful Accounts

Receivables consist of amounts billed and currently due from customers and unbilled pre-production design and development costs. Short and long-term accounts receivable outstanding were $1,317 million and $1,293 million at December 31, 2017 and 2016, respectively. The allowance for doubtful accounts on short-term and long-term accounts receivable was $16 million at both December 31, 2017 and 2016. Short and long-term notes receivable outstanding were $2 million and $4 million at December 31, 2017 and 2016, respectively. The allowance for doubtful accounts on short-term and long-term notes receivable was zero at both December 31, 2017 and 2016.

Pre-production Design and Development and Tooling Assets

We expense pre-production design and development costs as incurred unless we have a contractual guarantee for reimbursement from the original equipment customer. Unbilled pre-production design and development costs recorded in prepayments and other and long-term receivables were $25 million and $22 million at December 31, 2017 and 2016, respectively. In addition, plant, property and equipment included $72 million and $62 million at December 31, 2017 and 2016, respectively, for original equipment tools and dies that we own, and prepayments and other included $117 million and $97 million at December 31, 2017 and 2016, respectively, for in-process tools and dies that we are building for our original equipment customers.

Internal Use Software Assets

We capitalize certain costs related to the purchase and development of software that we use in our business operations. We amortize the costs attributable to these software systems over their estimated useful lives, ranging from 3 to 12 years, based on various factors such as the effects of obsolescence, technology, and other economic factors. Capitalized software development costs, net of amortization, were $79 million and $66 million at December 31, 2017 and 2016, respectively, and are recorded in other long-term assets. Amortization of software development costs was approximately $15 million, $12 million and $13 million for the years ended December 31, 2017, December 31, 2016, and December 31, 2015, respectively, and is included in the statements of income (loss) caption “Depreciation and amortization of intangibles.” Additions to capitalized software development costs, including payroll and payroll-related costs for those employees directly associated with developing and obtaining the internal use software, are classified as investing activities in the consolidated statements of cash flows.

Accounts Payable

Accounts payable included $77 million and $99 million at December 31, 2017 and December 31, 2016, respectively, for accrued compensation and $20 million and $27 million at December 31, 2017 and December 31, 2016, respectively, for bank overdrafts at our European subsidiaries.

Income Taxes

We recognize deferred tax assets and liabilities on the basis of the future tax consequences attributable to temporary differences that exist between the financial statement carrying value of assets and liabilities and their respective tax values, and net operating losses (“NOL”) and tax credit carryforwards on a taxing jurisdiction basis. We measure deferred tax assets and liabilities using enacted tax rates that will apply in the years in which we expect the temporary differences to be recovered or paid.

We evaluate our deferred tax assets quarterly to determine if valuation allowances are required or should be adjusted. U.S. GAAP requires that companies assess whether valuation allowances should be established against

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

their deferred tax assets based on consideration of all available evidence, both positive and negative, using a “more likely than not” standard. This assessment considers, among other matters, the nature, frequency and amount of recent losses, the duration of statutory carryforward periods, and tax planning strategies. In making such judgments, significant weight is given to evidence that can be objectively verified.

Valuation allowances have been established in certain foreign jurisdictions for deferred tax assets based on a “more likely than not” threshold. The ability to realize deferred tax assets depends on our ability to generate sufficient taxable income within the carryforward periods provided for in the tax law for each tax jurisdiction. We have considered the following possible sources of taxable income when assessing the realization of our deferred tax assets:

•	Future reversals of existing taxable temporary differences;

•	Taxable income or loss, based on recent results, exclusive of reversing temporary differences and carryforwards;

•	Tax-planning strategies; and

•	Taxable income in prior carryback years if carryback is permitted under the relevant tax law.

The valuation allowances recorded against deferred tax assets generated by taxable losses in foreign jurisdictions will impact our provision for income taxes until the valuation allowances are released. Our provision for income taxes will include no tax benefit for losses incurred and no tax expense with respect to income generated in these jurisdictions until the respective valuation allowance is eliminated.

Revenue Recognition

We recognize revenue for sales to our original equipment and aftermarket customers when title and risk of loss passes to the customers under the terms of our arrangements with those customers, which is usually at the time of shipment from our plants or distribution centers. Generally, in connection with the sale of exhaust systems to certain original equipment manufacturers, we purchase catalytic converters and diesel particulate filters or components thereof including precious metals (“substrates”) on behalf of our customers which are used in the assembled system. These substrates are included in our inventory and “passed through” to the customer at our cost, plus a small margin, since we take title to the inventory and are responsible for both the delivery and quality of the finished product. Revenues recognized for substrate sales were $2,187 million, $2,028 million and $1,888 million in 2017, 2016 and 2015, respectively. For our aftermarket customers, we provide for promotional incentives and returns at the time of sale. Estimates are based upon the terms of the incentives and historical experience with returns. Certain taxes assessed by governmental authorities on revenue producing transactions, such as value added taxes, are excluded from revenue and recorded on a net basis. Shipping and handling costs billed to customers are included in revenues and the related costs are included in cost of sales in our consolidated statements of income.

Warranty Reserves

Where we have offered product warranty, we also provide for warranty costs. Provisions for estimated expenses related to product warranty are made at the time products are sold or when specific warranty issues are identified on OE products. These estimates are established using historical information about the nature, frequency, and average cost of warranty claims and upon specific warranty issues as they arise. The warranty terms vary but range from one year up to limited lifetime warranties on some of our premium aftermarket products. We actively study trends of our warranty claims and take action to improve product quality and minimize warranty claims. While we have not experienced any material differences between these estimates and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

our actual costs, it is reasonably possible that future warranty issues could arise that could have a significant impact on our consolidated financial statements.

Earnings Per Share

We compute basic earnings per share by dividing income available to common shareholders by the weighted-average number of common shares outstanding. The computation of diluted earnings per share is similar to the computation of basic earnings per share, except that we adjust the weighted-average number of shares outstanding to include estimates of additional shares that would be issued if potentially dilutive common shares had been issued. In addition, we adjust income available to common shareholders to include any changes in income or loss that would result from the assumed issuance of the dilutive common shares. See Note 2 to the consolidated financial statements.

Engineering, Research and Development

We expense engineering, research, and development costs as they are incurred. Engineering, research, and development expenses were $158 million for 2017, $154 million for 2016, and $146 million for 2015, net of reimbursements from our customers. Our customers reimburse us for engineering, research, and development costs on some platforms when we prepare prototypes and incur costs before platform awards. Our engineering, research, and development expense for 2017, 2016 and 2015 has been reduced by $164 million, $137 million and $145 million, respectively, for these reimbursements.

Advertising and Promotion Expenses

We expense advertising and promotion expenses as they are incurred. Advertising and promotion expenses were $40 million, $40 million, and $54 million for the years ended December 31, 2017, 2016, and 2015, respectively.

Foreign Currency

We translate the consolidated financial statements of foreign subsidiaries into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted-average exchange rate for revenues and expenses in each period. We record translation adjustments for those subsidiaries whose local currency is their functional currency as a component of accumulated other comprehensive income (loss) in shareholders’ equity. We recognize transaction gains and losses arising from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency in earnings as incurred, except for those intercompany balances which are designated as long-term investments. Our results include foreign currency transaction losses of $4 million in 2017, gains of $1 million in 2016 and losses of $6 million in 2015. The amounts are recorded in cost of sales.

We use derivative financial instruments, principally foreign currency forward purchase and sales contracts with terms of less than one year, to hedge our exposure to changes in foreign currency exchange rates. Our primary exposure to changes in foreign currency rates results from intercompany loans made between affiliates to minimize the need for borrowings from third parties. Additionally, we enter into foreign currency forward purchase and sale contracts to mitigate our exposure to changes in exchange rates on certain intercompany and third-party trade receivables and payables. We manage counter-party credit risk by entering into derivative financial instruments with major financial institutions that can be expected to fully perform under the terms of such agreements. We do not enter into derivative financial instruments for speculative purposes. In managing our

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

foreign currency exposures, we identify and aggregate existing offsetting positions and then hedge residual exposures through third-party derivative contracts. The fair value of our foreign currency forward contracts was a net liability position of less than $1 million at both December 31, 2017 and December 31, 2016 and is based on an internally developed model which incorporates observable inputs including quoted spot rates, forward exchange rates and discounted future expected cash flows utilizing market interest rates with similar quality and maturity characteristics. We record the change in fair value of these foreign currency forward contracts as part of currency gains (losses) within cost of sales in the consolidated statements of income. The fair value of foreign currency forward contracts are recorded in prepayments and other current assets or other current liabilities in the consolidated balance sheet.

New Accounting Pronouncements

Effective January 1, 2018, we adopted Accounting Standard Update (ASU) 2017-07, Retirement Benefits. As a result of adoption, the non-service cost components of net periodic pension and postretirement benefit cost previously presented in cost of sales and selling, general, and administrative expense have been reclassified to other expense. These financial statements have been retrospectively adjusted to reflect this change in accounting principle for the years ended December 31, 2017, 2016 and 2015.

The following tables summarize the effects of adopting the new standard on our consolidated financial statements:

	Year Ended December 31, 2017
	Previously Reported	Effect of Accounting Change	As Adjusted
	(Millions)
Consolidated Statement of Income
Cost of sales	$7,812	$(3)	$7,809
Selling, general, and administrative	648	(12)	636
Other (income) expense	(1)	15	14

	Year Ended December 31, 2016
	Previously Reported	Effect of Accounting Change	As Adjusted
	(Millions)
Consolidated Statement of Income
Cost of sales	$7,123	$(7)	$7,116
Selling, general, and administrative	589	(76)	513
Other expense	—	83	83

	Year Ended December 31, 2015
	Previously Reported	Effect of Accounting Change	As Adjusted
	(Millions)
Consolidated Statement of Income
Cost of sales	$6,828	$(7)	$6,821
Selling, general, and administrative	491	(9)	482
Other expense	1	16	17

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Effective January 1, 2018, we adopted ASU 2016-15, Statement of Cash Flow—Classification of certain cash receipts and cash payments (Topic 230). This ASU addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The retrospective adoption of this ASU resulted in the reclassification of cash received to settle the deferred purchase price of factored receivables to an investing activity in our consolidated statement of cash flows. Prior to adoption this amount would have been recorded as an operating activity in the consolidated statement of cash flows. We also now present the transfer of trade receivables in exchange for a beneficial interest in the factored receivables as a non-cash investing activity.

Effective January 1, 2018, we adopted ASU 2016-18, Statement of Cash Flows—Restricted Cash (Topic 230) to eliminate diversity in practice in the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. Under this standard, the change in restricted cash is no longer presented as an investing activity in the consolidated statement of cash flows.

The following tables summarize the effects of adopting ASU 2016-18 and ASU 2016-15 on our consolidated statements of cash flows for the years ended December 31, 2017, 2016 and 2015.

	Year Ended December 31, 2017
	Previously Reported	Effect of ASU 2016-18	Effect of ASU 2016-15	As Adjusted
	(Millions)
Consolidated Statement of Cash Flows
Decrease (increase) in receivables	$31	$—	$(112)	$(81)
Net cash provided by operating activities	629	—	(112)	517

Change in restricted cash	$(1)	$1	$—	$—
Proceeds from deferred purchase price of factored receivables	—	—	112	112
Net cash used by investing activities	(413)	1	112	(300)

Decrease in cash, cash equivalents and restricted cash	$(32)	$1	$—	$(31)
Cash, cash equivalents and restricted cash, January 1	347	2	—	349

Cash, cash equivalents and restricted cash, December 31	$315	$3	$—	$318

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2016
	Previously Reported	Effect of ASU 2016-18	Effect of ASU 2016-15	As Adjusted
	(Millions)
Consolidated Statement of Cash Flows
Increase in receivables	$(215)	$—	$(110)	$(325)
Net cash provided by operating activities	484	—	(110)	374

Change in restricted cash	$(1)	$1	$—	$—
Proceeds from deferred purchase price of factored receivables	—	—	110	110
Net cash used by investing activities	(340)	1	110	(229)

Increase in cash, cash equivalents and restricted cash	$60	$1	$—	$61
Cash, cash equivalents and restricted cash, January 1	287	1	—	288

Cash, cash equivalents and restricted cash, December 31	$347	$2	$—	$349

	Year Ended December 31, 2015
	Previously Reported	Effect of ASU 2016-18	Effect of ASU 2016-15	As Adjusted
	(Millions)
Consolidated Statement of Cash Flows
Increase in receivables	$(90)	$—	$(113)	$(203)
Net cash provided by operating activities	528	—	(113)	415

Change in restricted cash	$2	$(2)	$—	$—
Proceeds from deferred purchase price of factored receivables	—	—	113	113
Net cash used by investing activities	(303)	(2)	113	(192)

Increase in cash, cash equivalents and restricted cash	$5	$(2)	$—	$3
Cash, cash equivalents and restricted cash, January 1	282	3	—	285

Cash, cash equivalents and restricted cash, December 31	$287	$1	$—	$288

In February 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220). The amendments in this update allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. Consequently, the amendments allow for an election to eliminate the stranded tax effects resulting from the Tax Cuts and Jobs Act and will improve the usefulness of information reported to financial statement users. However, because the amendments only relate to the reclassification of the income tax effects of the Tax Cuts and Jobs Act, the underlying guidance that requires the effect of a change in tax laws or rates be included in income from continuing operations is not affected. The amendments in this update also require certain disclosures about stranded tax effects. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

those fiscal years. We are currently evaluating the potential impact of this new guidance on the Company’s consolidated financial statements.

In January 2017, the FASB issued Accounting Standard Update 2017-04, Intangibles —Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. To address concerns over the cost and complexity of the two-step goodwill impairment test, the new standard removes the second step of the test. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. A public business entity should adopt the amendments in this update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment test performed on testing dates after January 1, 2017. We adopted this standard in the first quarter of 2017.

In October 2016, the FASB issued Accounting Standard Update 2016-16, Income Taxes—Intra Entity Transfers of Assets Other Than Inventory (Topic 740). The new standard changes the accounting for income taxes when a company transfers certain tangible and intangible assets, such as equipment or intellectual property, between entities in different tax jurisdictions. The new standard does not change the current accounting for the income taxes related to transfers of inventory. For public business entities, the standard is effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within those annual periods. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2016, the FASB issued Accounting Standard Update 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, as part of its initiative to reduce complexity in accounting standards. The areas for simplification in this update involve several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public business entities, the standard is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We adopted this standard in the first quarter of 2017. The impact of the adoption resulted in the following:

•

We recorded a tax benefit of $2 million within income tax expense for the year ended December 31, 2017 related to the excess tax benefit on share-based awards. Prior to adoption, this amount would have been recorded as premium on common stock and other capital surplus.

•

We no longer reclassify the excess tax benefit from operating activities to financing activities in the statement of cash flows. Cash payments made to the taxing authorities on employees’ behalf for withheld shares are presented as financing activities. Tenneco elected to apply this change in presentation retrospectively and thus prior periods have been adjusted.

•

We excluded the excess tax benefits from the assumed proceeds available to repurchase shares in the computation of our diluted earnings per share for the quarter ended December 31, 2017. The impact was not material.

In February 2016, the FASB issued Accounting Standard Update 2016-02, Leases (Topic 842). The amendments in this update create Topic 842, Leases, and supersede the leases requirements in Topic 840, Leases. Topic 842 specifies the accounting for leases. The objective of Topic 842 is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flow arising from a lease. For public business entities, the standard is effective for financial statements issued for annual periods beginning after December 15, 2018, and interim periods within those annual periods. We will adopt this amendment on January 1, 2019. We are currently evaluating the potential impact of this new guidance on the Company’s consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In May 2014, the FASB issued an amendment on revenue recognition. The amendment in this update creates Topic 606, Revenue from Contracts with Customers, and supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. In addition, the amendment supersedes the cost guidance in Subtopic 605-35, Revenue Recognition-Construction-Type and Production-Type Contracts, and creates new Subtopic 340-40, Other Assets and Deferred Costs-Contracts with Customers. The core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The FASB approved a one-year deferral of the effective date from January 1, 2017 to January 1, 2018, while allowing for early adoption as of January 1, 2017 for public entities. We will adopt this amendment on January 1, 2018.

The guidance permits the use of either the retrospective or modified retrospective (cumulative effect) transition method. We adopted the guidance effective January 1, 2018 using the modified retrospective method by recognizing the cumulative effect in equity at the date of initial application.

We have established a cross-functional coordinated team to implement the guidance related to the recognition of revenue from contracts with customers. We are finalizing the process of assessing our customer contracts, identifying contractual provisions that may result in a change in the timing or the amount of revenue recognized in comparison with current guidance, as well as assessing internal controls over financial reporting and the enhanced disclosure requirements of the new guidance. Under current guidance, we generally recognize revenue when products are shipped and risk of loss has transferred to the customer. Under the new requirements, the customized nature of some of our products combined with contractual provisions that provide us with an enforceable right to payment will require us to recognize revenue over time during production. Our findings to date indicate only a small number of our customers provide an enforceable right to payment and therefore would be recognized over time. The cumulative effect in equity at the date of initial application of this change in accounting is not expected to be material. In addition, we have assessed pricing provisions contained in certain of our customer contracts. Certain price adjustments if they are determined to represent an option to purchase additional product at a reduced price could grant a material right to the customer and require a deferral of revenue. While Tenneco pricing provisions contained in customer contracts are generally reflective of market conditions and customary industry pricing practices, some may provide the customer with a material right. Based on our evaluation, no pricing provisions have been considered to represent a material right. We have also evaluated how the new guidance may affect our accounting for contractually guaranteed reimbursements related to customer tooling, engineering services and pre-production costs. Under the current applicable guidance, these customer reimbursements are recorded as cost recovery offsets; whereas under the new standard these guaranteed recoveries may represent consideration from contracts with customers and be recorded as revenues. Our findings indicate these reimbursements are outside the scope of the new accounting standard and thus accounting for such reimbursements is not expected to be impacted.

Restricted Net Assets

In certain countries where we operate, transfers of funds out of such countries by way of dividends, loans or advances are subject to certain central bank restrictions which require approval from the central bank authorities prior to transferring funds out of these countries. The countries in which we operate that have such restrictions include China, South Africa, and Thailand. The net asset balance of our subsidiaries in the countries in which we operate that have such restrictions was $406 million and $323 million as of December 31, 2017 and 2016, respectively. These central banking restrictions do not have a significant effect on our ability to manage liquidity on a global basis.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Earnings Per Share

Earnings per share of common stock outstanding were computed as follows:

	Year Ended December 31,
	2017	2016	2015
	(Millions Except Share and Per Share Amounts)
Basic earnings per share—
Net income attributable to Tenneco Inc.	$207	$356	$241

Average shares of common stock outstanding	52,796,184	55,939,135	59,678,309

Earnings per average share of common stock	$3.93	$6.36	$4.05

Diluted earnings per share—
Net income attributable to Tenneco Inc.	$207	$356	$241

Average shares of common stock outstanding	52,796,184	55,939,135	59,678,309
Effect of dilutive securities:
Restricted stock	111,062	175,513	96,168
Stock options	119,665	292,788	418,673

Average shares of common stock outstanding including dilutive securities	53,026,911	56,407,436	60,193,150

Earnings per average share of common stock	$3.91	$6.31	$4.01

Options to purchase 834, 134,361, and 175,216 shares of common stock were outstanding as of December 31, 2017, 2016 and 2015, respectively, but not included in the computation of diluted earnings per share, because the options were anti-dilutive.

3.	Acquisitions and divestitures

In November 2015, we closed on the sale of certain assets related to our Marzocchi mountain bike suspension product line to affiliates of Fox Factory Holding Corp.; and in December 2015, we closed on the sale of the Marzocchi motorcycle fork product line to an Italian company, VRM S.p.A. We recorded charges of $29 million in 2015 related to severance and other employee related costs, asset write-downs and other expenses related to the closure.

In March 2016, we completed the disposition of the Gijon, Spain plant and signed an agreement to transfer ownership of the manufacturing facility in Gijon to German private equity fund Quantum Capital Partners A.G. (QCP). The transfer to QCP was effective March 31, 2016 and under a three year manufacturing agreement, QCP will also continue as a supplier to Tenneco.

In April 2017, we sold our 49% equity interest in the Futaba-Tenneco U.K. joint venture entity which produces stamped metal parts to our partner in that joint venture, Futaba Industrial Co., Ltd.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In June 2017, we announced the closing of our Clean Air manufacturing plant in O’Sullivan Beach, Australia when General Motors and Toyota end vehicle production in the country, which occurred in October 2017. All related activities are expected to be completed by the first quarter of 2018.

4.	Restructuring and Other Charges

Over the past several years, we have adopted plans to restructure portions of our operations. These plans were approved by our Board of Directors and were designed to reduce operational and administrative overhead costs throughout the business. In 2015, we incurred $63 million in restructuring and related costs including asset write-downs of $10 million, primarily related to European cost reduction efforts, exiting the Marzocchi suspension business, headcount reductions in Australia and South America, and the closure of a JIT plant in Australia, of which $46 million was recorded in cost of sales, $11 million in SG&A, $1 million in engineering expense, $4 million in depreciation and amortization expense and $1 million in other expense. In 2016, we incurred $36 million in restructuring and related costs including asset write-downs of $6 million, primarily related to manufacturing footprint improvements in North America Ride Performance, headcount reduction and cost improvement initiatives in Europe and China Clean Air, South America and Australia, of which $17 million was recorded in cost of sales, $12 million in SG&A, $1 million in engineering, $2 million in other expense and $4 million in depreciation and amortization expense. In 2017, we incurred $72 million in restructuring and related costs including asset write-downs of $3 million, primarily related to the planned closing a Clean Air Belgian JIT plant in response to the end of production on a customer platform, closing an OE Clean Air manufacturing plant and downsizing Ride Performance operations in Australia, the required relocation of our Beijing Ride Performance plant outside of the Beijing area and other cost improvement initiatives, of which $41 million was recorded in cost of sales, $28 million in SG&A and $3 million in depreciation and amortization expense.

Amounts related to activities that are part of our restructuring plans are as follows:

	December 31, 2016 Restructuring Reserve	2017 Expenses	2017 Cash Payments	Impact of Exchange Rates	December 31, 2017 Restructuring Reserve
	(Millions)
Employee Severance, Termination Benefits and Other Related Costs	$15	49	(41)	2	$25

On January 31, 2013, we announced our intent to reduce structural costs in Europe by approximately $60 million annually. During the first quarter of 2016, we reached an annualized run rate on this cost reduction initiative of $49 million. With the disposition of the Gijon plant, which was completed at the end of the first quarter of 2016, the annualized rate essentially reached our target of $55 million, at the current exchange rates at that time. In 2015, we incurred $63 million in restructuring and related costs, of which $22 million was related to this initiative. In 2016, we incurred $36 million in restructuring and related costs, of which $20 million was related to this initiative and certain ongoing matters. For example, we closed a plant in Gijon Spain in 2013, but subsequently re-opened it in July 2014 with about half of its prior workforce after the employees’ works council successfully filed suit challenging the closure decision. Pursuant to an agreement we entered into with employee representatives, we engaged in a sales process for the facility. In March of 2016, we signed an agreement to transfer ownership of the aftermarket shock absorber manufacturing facility in Gijon, Spain to German private equity fund Quantum Capital Partners A.G. (QCP). The transfer to QCP was effective March 31, 2016 and under a three year manufacturing agreement, QCP will also continue as a supplier to Tenneco.

On July 22, 2015, we announced our intention to discontinue our Marzocchi motorcycle fork suspension product line and our mountain bike suspension product line, and liquidate our Marzocchi operations. These

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

actions were subject to a consultation process with the employee representatives and in total eliminated approximately 138 jobs. We employed 127 people at the Marzocchi plant in Bologna, Italy and an additional 11 people in our operations in North America and Taiwan. In November 2015, we closed on the sale of certain assets related to our Marzocchi mountain bike suspension product line to the affiliates of Fox Factory Holding Corp.; and in December 2015, we closed on the sale of the Marzocchi motorcycle fork product line to an Italian company, VRM S.p.A. These actions were a part of our ongoing efforts to optimize our Ride Performance product line globally while continuously improving our operations and increasing profitability. We recorded charges of $29 million in 2015 related to severance and other employee related costs, asset write-downs and other expenses related to the closure.

On June 29, 2017, we announced a restructuring initiative to close our Clean Air manufacturing plant in O’Sullivan Beach, Australia and downsize our Ride Performance plant in Clovelly Park, Australia when General Motors and Toyota end vehicle production in the country, which occurred in October 2017. All such restructuring activities related to this initiative are expected to be completed by the first quarter of 2018. We recorded total charges related to this initiative of $21 million in 2017 including asset write-downs of $2 million. The charges included severance payments to employees, the cost of decommissioning equipment, a lease termination payment and other costs associated with this action. In 2017, we continued the relocation of production out of our Ride Performance plant in Beijing for which we incurred $6 million of restructuring and related costs. In the first quarter of 2017, we recognized a $10 million charge, including asset write-downs of $1 million, related to the planned closing of our Clean Air JIT plant in Ghent, Belgium due to the scheduled end of production on a customer platform in 2020. We incurred an additional $35 million in restructuring and related costs for cost improvement initiatives at various other operations around the world.

Under the terms of our senior credit agreement that took effect on May 12, 2017, we are allowed to exclude, at our discretion, (i) up to $35 million in 2017 and $25 million each year thereafter of cash restructuring charges and related expenses, with the ability to carry forward any amount not used in one year to the next following year, and (ii) up to $150 million in the aggregate of all costs, expenses, fees, fines, penalties, judgments, legal settlements and other amounts associated with any restructuring, litigation, claim, proceeding or investigation related to or undertaken by us or any of our subsidiaries, together with any related provision for taxes, incurred in quarterly period ending after May 12, 2017 in the calculation of the financial covenant ratios required under our senior credit facility. As of December 31, 2017, we had elected not to exclude any of the $185 million of allowable cash charges and related expenses recognized in 2017 for restructuring related costs and antitrust settlement against the $35 million annual limit for 2017 or the $150 million aggregate limit under the terms of the senior credit facility.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.	Long-Term Debt, Short-Term Debt, and Financing Arrangements

Long-Term Debt

A summary of our long-term debt obligations at December 31, 2017 and 2016, is set forth in the following table:

	2017	2016
	(Millions)
Tenneco Inc.—
Revolver borrowings due 2019, average effective interest rate 2.3% in 2016	$—	$300
Revolver borrowings due 2022, average effective interest rate 3.8% in 2017	244
Senior Tranche A Term Loan due 2017 through 2020, average effective interest rate 2.2% in 2016	—	270
Senior Tranche A Term Loan due 2017 through 2022, average effective interest rate 2.9% in 2017	390	—
5 3/8% Senior Notes due 2024	225	225
5% Senior Notes due 2026	500	500
Other subsidiaries—
Other Long Term Debt due in 2020, average interest rate 1.7% in 2017 and 2016	5	7
Notes due 2018 through 2028, average effective interest rate 0.3% in 2017 and 0.2% in 2016	10	8

	1,374	1,310
Less—maturities classified as current	3	3
unamortized debt issuance costs	13	13

Total long-term debt	$1,358	$1,294

The aggregate maturities applicable to the long-term debt outstanding at December 31, 2017, are $23 million, $31 million, $36 million, $41 million and $515 million for 2018, 2019, 2020, 2021 and 2022, respectively.

We have excluded the required payments, within the next twelve months, under the Tranche A Term Facility totaling $20 million from current liabilities as of December 31, 2017, because we have the intent and ability to refinance the obligations on a long-term basis by using our revolving credit facility.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Short-Term Debt

Our short-term debt includes the current portion of long-term obligations and borrowings by parent company and foreign subsidiaries. Information regarding our short-term debt as of and for the years ended December 31, 2017 and 2016 is as follows:

	2017	2016
	(Millions)
Maturities classified as current	$3	$3
Short-term borrowings	80	87

Total short-term debt	$83	$90

	Notes Payable(a)
	2017	2016
	(Dollars in Millions)
Outstanding borrowings at end of year	$80	$87
Weighted average interest rate on outstanding borrowings at end of year(b)	2.9%	2.8%
Maximum month-end outstanding borrowings during year	$205	$193
Average month-end outstanding borrowings during year	$186	$177
Weighted average interest rate on average month-end outstanding borrowings during year(b)	2.7%	2.4%

(a)	Includes borrowings under both committed credit facilities and uncommitted lines of credit and similar arrangements.
(b)	This calculation does not include the commitment fees to be paid on the unused revolving credit facility balances which are recorded as interest expense for accounting purposes.

Financing Arrangements

	Committed Credit Facilities(a) as of December 31, 2017
	Term	Commitments	Borrowings	Letters of Credit(b)	Available
	(Millions)
Tenneco Inc. revolving credit agreement	2022	$1,600	$244	$—	$1,356
Tenneco Inc. tranche A term facility	2022	390	390	—	—
Subsidiaries’ credit agreements	2018-2028	239	95	—	144

		$2,229	$729	$—	$1,500

(a)	We generally are required to pay commitment fees on the unused portion of the total commitment.
(b)	Letters of credit reduce the available borrowings under the revolving credit agreement.

Overview. Our financing arrangements are primarily provided by a committed senior secured financing arrangement with a syndicate of banks and other financial institutions. The arrangement is secured by substantially all our domestic assets and pledges of up to 66 percent of the stock of certain first-tier foreign subsidiaries, as well as guarantees by our material domestic subsidiaries.

On June 6, 2016, we announced a cash tender offer to purchase our outstanding $500 million 6 7/8 percent senior notes due in 2020. We received tenders representing $325 million aggregate principal amount of the notes

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and, on June 13, 2016, we purchased the tendered notes at a price of 103.81 percent of the principal amount, plus accrued and unpaid interest. On July 13, 2016, we redeemed the remaining outstanding $175 million aggregate principal amount of the notes that were not purchased pursuant to the tender offer at a price of 103.438 percent of the principal amount, plus accrued and unpaid interest. We used the proceeds of the issuance of our 5 percent senior notes due 2026 to fund the purchase and redemption. The senior credit facility was used to fund the fees and expenses of the tender offer and redemption.

We recorded $16 million and $8 million of pre-tax interest charges in June and July of 2016, respectively, related to the repurchase and redemption of our 6 7/8 percent senior notes due in 2020 and the write-off of deferred debt issuance costs relating to those notes.

On May 12, 2017, we completed a refinancing of our senior credit facility by entering into an amendment and restatement of that facility. The amended and restated credit agreement enhances financial flexibility by increasing the size and extending the term of its revolving credit facility and term loan facility, and by adding Tenneco Automotive Operating Company Inc. as a co-borrower under the revolver credit facility. The amended and restated credit agreement also adds foreign currency borrowing capability and permits the joinder of our foreign and domestic subsidiaries as borrowers under the revolving credit facility in the future. If any foreign subsidiary of Tenneco is added to the revolving credit facility as a borrower, the obligations of such foreign borrower will be secured by the assets of such foreign borrower, and also will be secured by the assets of, and guaranteed by, the domestic borrowers and domestic guarantors as well as certain foreign subsidiaries of Tenneco in the chain of ownership of such foreign borrower. The amended and restated credit facility consists of a $1,600 million revolving credit facility and a $400 million term loan A facility, which replaced our former $1,200 million revolving credit facility and $264 million term loan A facility, respectively. As of December 31, 2017, the senior credit facility provides us with a total revolving credit facility of $1,600 million and had a $390 million balance outstanding under the term loan A facility, both of which will mature on May 12, 2022. Net carrying amount for the balance outstanding under the term loan A facility including a $2 million debt issuance cost was $388 million as of December 31, 2017. Funds may be borrowed, repaid and re-borrowed under the revolving credit facility without premium or penalty (subject to any customary LIBOR breakage fees). The revolving credit facility is reflected as debt on our balance sheet only if we borrow money under this facility or if we use the facility to make payments for letters of credit. Outstanding letters of credit reduce our availability to borrow revolving loans under the facility. We are required to make quarterly principal payments under the term loan A facility of $5 million through June 30, 2019, $7.5 million beginning September 30, 2019 through June 30, 2020, $10 million beginning September 30, 2020 through March 31, 2022 and a final payment of $260 million is due on May 12, 2022. We have excluded the required payments, within the next twelve months, under the term loan A facility totaling $20 million from current liabilities as of December 31, 2017, because we have the intent and ability to refinance the obligations on a long-term basis by using our revolving credit facility.

We recorded $1 million of pre-tax interest charges in May 2017 related to amendment and restatement of the senior credit facility and the write off of deferred debt issuance costs related to the senior credit facility.

At December 31, 2017, of the $1,600 million available under the revolving credit facility, we had unused borrowing capacity of $1,356 million with $244 million in outstanding borrowings and zero in outstanding letters of credit. As of December 31, 2017, our outstanding debt also included (i) $390 million of a term loan which consisted of a $388 million net carrying amount including a $2 million debt issuance cost related to our Tranche A Term Facility which is subject to quarterly principal payments as described above through December 8, 2019, (ii) $225 million of notes which consisted of a $222 million net carrying amount including a $3 million debt issuance cost of 5 3/8 percent senior notes due December 15, 2024, (iii) $500 million of notes which consisted of a $492 million net carrying amount including an $8 million debt issuance cost of 5 percent senior notes due July 15, 2026, and (iv) $95 million of other debt.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Senior Credit Facility—Interest Rates and Fees. Beginning May 12, 2017, our term loan A facility and revolving credit facility bear interest at an annual rate equal to, at our option, either (i) London Interbank Offered Rate (“LIBOR”) plus a margin of 175 basis points, or (ii) a rate consisting of the greater of (a) the JPMorgan Chase prime rate plus a margin of 75 basis points, (b) the Federal Funds rate plus 50 basis points plus a margin of 75 basis points, and (c) one month LIBOR plus 100 basis points plus a margin of 75 basis points. The margin we pay on these borrowings will be increased by a total of 25 basis points above the original margin following each fiscal quarter for which our consolidated net leverage ratio is equal to or greater than 2.5. In addition, the margin we pay on these borrowings will be reduced by a total of 25 basis points below the original margin if our consolidated net leverage ratio is less than 1.5. We also pay a commitment fee equal to 25 basis points that will be reduced to 20 basis points or increased to up to 30 basis points depending on consolidated net leverage ratio changes as set forth in the senior credit facility.

Senior Credit Facility—Other Terms and Conditions. Our senior credit facility requires that we maintain financial ratios equal to or better than the following consolidated net leverage ratio (consolidated indebtedness plus, without duplication, the domestic receivable program amount, net of unrestricted cash and cash equivalents up to $250 million, divided by consolidated EBITDA, each as defined in the senior credit facility agreement), and consolidated interest coverage ratio (consolidated EBITDA divided by consolidated interest expense, as defined in the senior credit facility agreement) at the end of each period indicated. Failure to maintain these ratios will result in a default under our senior credit facility. The financial ratios required under the amended and restated senior credit facility and the actual ratios we calculated for the four quarters of 2017, are as follows:

	Quarter Ended
	December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017
	Req.	Act.	Req.	Act.	Req.	Act.	Req.	Act.
Leverage Ratio (maximum)	3.50	1.95	3.50	2.15	3.50	1.97	3.50	1.62
Interest Coverage Ratio (minimum)	2.75	10.77	2.75	11.48	2.75	12.44	2.75	15.38

The senior credit facility includes a maximum leverage ratio covenant of 3.50 and a minimum interest coverage ratio of 2.75 in each case through May 12, 2022. The amended and restated senior credit facility provides us with the flexibility not to exclude certain otherwise excludable charges incurred in any relevant period from the calculation of the leverage and interest coverage ratios for such period. As of December 31, 2017, we elected not to exclude a total of $185 million of excludable charges. Had these charges been excluded, the leverage ratio and the interest ratio would have been 1.52 and 13.76, respectively, as of December 31, 2017.

The covenants in our senior credit facility agreement generally prohibit us from repaying or refinancing our senior notes. So long as no default existed, we would, however, under our senior credit facility agreement, be permitted to repay or refinance our senior notes (i) with the net cash proceeds of permitted refinancing indebtedness (as defined in the senior credit facility agreement) or with the net cash proceeds of our common stock, in each case issued within 180 days prior to such repayment; (ii) with the net cash proceeds of the incremental facilities (as defined in the senior credit facility agreement) and certain indebtedness incurred by our foreign subsidiaries; (iii) with the proceeds of the revolving loans (as defined in the senior credit facility agreement); (iv) with the cash generated by our operations; (v) in an amount equal to the net cash proceeds of qualified capital stock (as defined in the senior credit facility agreement) issued by us after May 12, 2017; and (vi) in exchange for permitted refinancing indebtedness or in exchange for shares of our common stock; provided

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

that such purchases are capped as follows (with respect to clauses (iii), (iv) and (v) based on a pro forma consolidated leverage ratio after giving effect to such purchase, cancellation or redemption):

Pro forma Consolidated Leverage Ratio	Aggregate Senior Note Maximum Amount
(Millions)
Greater than or equal to 3.25x	$20
Greater than or equal to 3.0x	$100
Greater than or equal to 2.5x	$225
Less than 2.5x	no limit

Although the senior credit facility agreement would permit us to repay or refinance our senior notes under the conditions described above, any repayment or refinancing of our outstanding notes would be subject to market conditions and either the voluntary participation of note holders or our ability to redeem the notes under the terms of the applicable note indenture. For example, while the senior credit facility agreement would allow us to repay our outstanding notes via a direct exchange of the notes for either permitted refinancing indebtedness or for shares of our common stock, we do not, under the terms of the agreements governing our outstanding notes, have the right to refinance the notes via any type of direct exchange.

The senior credit facility agreement also contains other restrictions on our operations that are customary for similar facilities, including limitations on: (i) incurring additional liens; (ii) sale and leaseback transactions (except for the permitted transactions as described in the senior credit facility agreement); (iii) liquidations and dissolutions; (iv) incurring additional indebtedness or guarantees; (v) investments and acquisitions; (vi) dividends and share repurchases; (vii) mergers and consolidations; and (viii) refinancing of the senior notes. Compliance with these requirements and restrictions is a condition for any incremental borrowings under the senior credit facility agreement and failure to meet these requirements enables the lenders to require repayment of any outstanding loans.

As of December 31, 2017, we were in compliance with all the financial covenants and operational restrictions of the senior credit facility. Our senior credit facility does not contain any terms that could accelerate payment of the facility or affect pricing under the facility as a result of a credit rating agency downgrade.

Senior Notes. As of December 31, 2017, our outstanding senior notes included $225 million of 5 3/8 percent senior notes due December 15, 2024 which consisted of $222 million net carrying amount including a $3 million debt issuance cost and $500 million of 5 percent senior notes due July 15, 2026 which consisted of $492 million net carrying amount including a $8 million debt issuance cost. Under the indentures governing the notes, we are permitted to redeem some or all of the remaining senior notes at specified prices that decline to par over a specified period, (a) on or after July 15, 2021, in the case of the senior notes due 2026 and (b) on or after December 15, 2019, in the case of the senior notes due 2024. In addition, the notes may also be redeemed at a price generally equal to 100 percent of the principal amount thereof plus a premium based on the present values of the remaining payments due to the note holders. Further, the indentures governing the notes also permit us to redeem up to 35 percent with the proceeds of certain equity offerings (a) on or before July 15, 2019 at a redemption price equal to 105 percent, in the case of the senior notes due 2026 and (b) on or before December 15, 2017 at a redemption price equal to 105.375 percent in the case of the senior notes due 2024. If we sell certain of our assets or experience specified kinds of changes in control, we must offer to repurchase the notes due 2024 and 2026 at 101 percent of the principal amount thereof plus accrued and unpaid interest.

Our senior notes due December 15, 2024 and July 15, 2026, respectively, contain covenants that will, among other things, limit our ability to create liens and enter into sale and leaseback transactions. Our senior

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

notes due 2024 also require that, as a condition precedent to incurring certain types of indebtedness not otherwise permitted, our consolidated fixed charge coverage ratio, as calculated on a pro forma basis, be greater than 2.00, as well as containing restrictions on our operations, including limitations on: (i) incurring additional indebtedness; (ii) dividends; (iii) distributions and stock repurchases; (iv) investments; (v) asset sales and (vi) mergers and consolidations. Subject to limited exceptions, all of our existing and future material domestic wholly owned subsidiaries fully and unconditionally guarantee our senior notes on a joint and several basis. There are no significant restrictions on the ability of the subsidiaries that have guaranteed these notes to make distributions to us. As of December 31, 2017, we were in compliance with the covenants and restrictions of these indentures.

Accounts Receivable Securitization/Factoring. We securitize or factor some of our accounts receivable on a limited recourse basis in the U.S. and Europe. As servicer under these accounts receivable securitization and factoring programs, we are responsible for performing all accounts receivable administration functions for these securitized and factored financial assets including collections and processing of customer invoice adjustments. In the U.S., we have an accounts receivable securitization program with three commercial banks comprised of a first priority facility and a second priority facility. We securitize original equipment and aftermarket receivables on a daily basis under this program. In April 2017, this U.S. program was amended and extended to April 30, 2019. The first priority facility now provides financing of up to $155 million and the second priority facility, which is subordinated to the first priority facility, now provides up to an additional $25 million of financing. Both facilities monetize accounts receivable generated in the U.S. and Canada that meet certain eligibility requirements and the second priority facility also monetizes certain accounts receivable generated in the U.S. and Canada that would otherwise be ineligible under the first priority securitization facility. The amount of outstanding third-party investments in our securitized accounts receivable under this U.S. program was $30 million, recorded in short-term debt, at both December 31, 2017 and 2016.

Each facility contains customary covenants for financings of this type, including restrictions related to liens, payments, mergers or consolidations and amendments to the agreements underlying the receivables pool. Further, each facility may be terminated upon the occurrence of customary events (with customary grace periods, if applicable), including breaches of covenants, failure to maintain certain financial ratios, inaccuracies of representations and warranties, bankruptcy and insolvency events, certain changes in the rate of default or delinquency of the receivables, a change of control and the entry or other enforcement of material judgments. In addition, each facility contains cross-default provisions, where the facility could be terminated in the event of non-payment of other material indebtedness when due and any other event which permits the acceleration of the maturity of material indebtedness.

On December 14, 2017, we entered into a new accounts receivable factoring program in the U.S. with a commercial bank. Under this program we sell receivables from one of our U.S. OE customers at a rate that is favorable versus our senior credit facility. This arrangement is uncommitted and provides for cancellation by the commercial bank with no less than 30 days prior written notice. The amount of outstanding third-party investments in our accounts receivable sold under this program was $107 million at December 31, 2017.

We also factor receivables in our European operations with regional banks in Europe under various separate facilities. The commitments for these arrangements are generally for one year, but some may be canceled with notice 90 days prior to renewal. In some instances, the arrangement provides for cancellation by the applicable financial institution at any time upon notification. The amount of outstanding third-party investments in our accounts receivable sold under programs in Europe was $218 million and $160 million at December 31, 2017 and December 31, 2016, respectively. Certain programs in Europe have deferred purchase price arrangements with the banks. We received cash of $112 million, $110 million and $113 million to settle the deferred purchase price for the years ended December 31, 2017, 2016 and 2015, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

If we were not able to securitize or factor receivables under either the U.S or European programs, our borrowings under our revolving credit agreement might increase. These accounts receivable securitization and factoring programs provide us with access to cash at costs that are generally favorable to alternative sources of financing, and allow us to reduce borrowings under our revolving credit agreement.

In our U.S. accounts receivable securitization programs, we transfer a partial interest in a pool of receivables and the interest that we retain is subordinate to the transferred interest. Accordingly, we account for our U.S. securitization program as a secured borrowing. In our U.S and European accounts receivable factoring programs, we transfer accounts receivables in their entirety to the acquiring entities and satisfy all of the conditions established under ASC Topic 860, “Transfers and Servicing,” to report the transfer of financial assets in their entirety as a sale. The fair value of assets received as proceeds in exchange for the transfer of accounts receivable under our U.S. and European factoring programs approximates the fair value of such receivables. We recognized $4 million in interest expense for the year ended 2017, $3 million in interest expense for the year ended 2016 and $2 million in interest expense for the year ended 2015 relating to our U.S. securitization program. In addition, we recognized a loss of $3 million for each of the years ended 2017, 2016 and 2015, on the sale of trade accounts receivable in our U.S. and European accounts receivable factoring programs, representing the discount from book values at which these receivables were sold to our banks. The discount rate varies based on funding costs incurred by our banks, which averaged approximately one percent for the year ended 2017 and two percent for both years ended 2016 and 2015.

6.	Financial Instruments

The carrying and estimated fair values of our financial instruments by class at December 31, 2017 and 2016 were as follows:

	December 31, 2017		December 31, 2016
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Millions)
Long-term debt (including current maturities)	$1,361	$1,398	$1,297	$1,311
Equity swap agreement and foreign currency forward contracts:
Asset derivative contracts (a)	4	4	—	—

(a)	All derivatives are categorized within Level 2 of the fair value hierarchy.

Asset and Liability Instruments—The fair value of cash and cash equivalents, short and long-term receivables, accounts payable, and short-term debt was considered to be the same as or was not determined to be materially different from the carrying amount.

Long-term Debt—The fair value of our public fixed rate senior notes is based on quoted market prices. The fair value of our private borrowings under our senior credit facility and other long-term debt instruments is based on the market value of debt with similar maturities, interest rates and risk characteristics. The fair value of our level 1 debt, as classified in the fair value hierarchy, was $749 million and $725 million at December 31, 2017 and December 31, 2016, respectively. We have classified $634 million and $571 million as level 2 in the fair value hierarchy at December 31, 2017 and December 31, 2016, respectively, since we utilize valuation inputs that are observable both directly and indirectly. We classified the remaining $15 million, consisting of foreign subsidiary debt, as level 3 in the fair value hierarchy at both December 31, 2017, and December 31, 2016.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value hierarchy definition prioritizes the inputs used in measuring fair value into the following levels:

Level 1	—	Quoted prices in active markets for identical assets or liabilities.

Level 2	—	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.

Level 3	—	Unobservable inputs based on our own assumptions.

Foreign currency forward contracts—We use derivative financial instruments, principally foreign currency forward purchase and sales contracts with terms of less than one year, to hedge a portion of our exposure to changes in foreign currency exchange rates. Our primary exposure to changes in foreign currency rates results from intercompany loans made between affiliates. Additionally, we enter into foreign currency forward purchase and sale contracts to mitigate our exposure to changes in exchange rates on certain intercompany and third-party trade receivables and payables. We manage counter-party credit risk by entering into derivative financial instruments with major financial institutions that can be expected to fully perform under the terms of such agreements. We do not enter into derivative financial instruments for speculative purposes. The fair value of our foreign currency forward contracts is based on an internally developed model which incorporates observable inputs including quoted spot rates, forward exchange rates and discounted future expected cash flows utilizing market interest rates with similar quality and maturity characteristics. We record the change in fair value of these foreign currency forward contracts as part of currency gains (losses) within cost of sales in the consolidated statements of income. The fair value of foreign currency forward contracts are recorded in prepayments and other current assets or other current liabilities in the consolidated balance sheet. The fair value of our foreign currency forward contracts was a net liability position of less than $1 million at both December 31, 2017 and December 31, 2016.

The following table summarizes by major currency the notional amounts for foreign currency forward purchase and sale contracts as of December 31, 2017 (all of which mature in 2018):

		Notional Amount in Foreign Currency
		(Millions)
British pounds	—Purchase	11
Canadian dollars	—Sell	(2)
European euro	—Sell	(4)
U.S. dollars	—Purchase	7
	—Sell	(15)

Cash-settled Share Swap Transactions—In the second quarter of 2017, we entered into an equity swap agreement with a financial institution. We selectively use cash-settled share swaps to reduce market risk associated with our deferred liabilities. These equity compensation liabilities increase as our stock price increases and decrease as our stock price decreases. In contrast, the value of the swap agreement moves in the opposite direction of these liabilities, allowing us to fix a portion of the liabilities at a stated amount. As of December 31, 2017, we had hedged our deferred liability related to approximately 250,000 common share equivalents. The fair value of the equity swap agreement is recorded in other current assets in the consolidated balance sheet. The fair value of our equity swap agreement was a net asset position of $4 million at December 31, 2017.

Guarantees—We have from time to time issued guarantees for the performance of obligations by some of our subsidiaries, and some of our subsidiaries have guaranteed our debt. All of our existing and future material domestic subsidiaries fully and unconditionally guarantee our senior credit facility and our senior notes on a joint

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and several basis. The arrangement for the senior credit facility is also secured by first-priority liens on substantially all our domestic assets and pledges of up to 66 percent of the stock of certain first-tier foreign subsidiaries. No assets or capital stock secure our senior notes. For additional information, refer to Note 13 of the consolidated financial statements of Tenneco Inc., where we present the Supplemental Guarantor Condensed Consolidating Financial Statements.

We have two performance guarantee agreements in the U.K. between Tenneco Management (Europe) Limited (“TMEL”) and the two Walker Group Retirement Plans, the Walker Group Employee Benefit Plan and the Walker Group Executive Retirement Benefit Plan (the “Walker Plans”), whereby TMEL will guarantee the payment of all current and future pension contributions in event of a payment default by the sponsoring or participating employers of the Walker Plans. The Walker Plans are comprised of employees from Tenneco Walker (U.K.) Limited, formerly our Futaba-Tenneco (U.K.) joint venture. Employer contributions are funded by Tenneco Walker (U.K.) Limited, as the sponsoring employer, and were also funded by Futaba (U.K.) Limited prior to its ceasing, on April 28, 2017, to be an entity in which Tenneco has an equity interest. The performance guarantee agreements are expected to remain in effect until all pension obligations for the Walker Plans’ sponsoring and participating employers have been satisfied. We did not record an additional liability for this performance guarantee since Tenneco Walker (U.K.) Limited, as the sponsoring employer of the Walker Plans, already recognizes 100 percent of the pension obligation calculated based on U.S. GAAP, for all of the Walker Plans’ participating employers on its balance sheet, which was zero and $19 million at December 31, 2017 and December 31, 2016, respectively. At December 31, 2017, all pension contributions were current for all of the Walker Plans’ sponsoring and participating employers.

In June 2011, we entered into an indemnity agreement between TMEL and Futaba Industrial Co. Ltd. which required Futaba to indemnify TMEL for any cost, loss or liability which TMEL may incur under the performance guarantee agreements relating to the Futaba-Tenneco U.K. joint venture. The maximum amount reimbursable by Futaba to TMEL under this indemnity agreement is equal to the amount incurred by TMEL under the performance guarantee agreements multiplied by Futaba’s shareholder ownership percentage of the Futaba-Tenneco U.K. joint venture. On April 28, 2017, Walker Limited sold its equity interest in the Futaba-Tenneco U.K. joint venture entity to Futaba Industrial Co., Ltd. In connection with the closing of that transaction, this indemnity agreement was terminated and accordingly Futaba no longer has any reimbursement obligations thereunder.

We have issued guarantees through letters of credit in connection with some obligations of our affiliates. As of December 31, 2017, we have guaranteed $32 million in letters of credit to support some of our subsidiaries’ insurance arrangements, foreign employee benefit programs, environmental remediation activities and cash management and capital requirements.

Financial Instruments—In certain instances, several of our Chinese subsidiaries receive payment from customers through the receipt of financial instruments on the date the customer payments are due. Several of our Chinese subsidiaries also satisfy vendor payments through the delivery of financial instruments on the date the payments are due. Financial instruments issued to satisfy vendor payables and not redeemed totaled $11 million and $12 million at December 31, 2017 and December 31, 2016, respectively, and were classified as notes payable. Financial instruments received from OE customers and not redeemed totaled $10 million and $5 million at December 31, 2017 and December 31, 2016, respectively. We classify financial instruments received from our customers as other current assets if issued by a financial institution of our customers or as customer notes and accounts, net if issued by our customer. We classified $10 million and $5 million in other current assets at December 31, 2017 and December 31, 2016, respectively.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The financial instruments received by some of our Chinese subsidiaries are drafts drawn that are payable at a future date and, in some cases, are negotiable and/or are guaranteed by the banks of the customers. The use of these instruments for payment follows local commercial practice. Because certain of such financial instruments are guaranteed by our customers’ banks, we believe they represent a lower financial risk than the outstanding accounts receivable that they satisfy which are not guaranteed by a bank.

Supply Chain Financing. Certain of our suppliers participate in supply chain financing programs under which they securitize their accounts receivables from Tenneco. Financial institutions participate in the supply chain financing program on an uncommitted basis and can cease purchasing receivables or drafts from Tenneco’s suppliers at any time. If the financial institutions did not continue to purchase receivables or drafts from Tenneco’s suppliers under these programs, the participating vendors may have a need to renegotiate their payment terms with Tenneco which in turn could cause our borrowings under our revolving credit facility to increase.

Restricted Cash—Some of our Chinese subsidiaries that issue their own financial instruments to pay vendors are required to maintain a cash balance if they exceed credit limits with the financial institution that guarantees the financial instruments. A restricted cash balance was required at those Chinese subsidiaries for $2 million at both December 31, 2017 and December 31, 2016.

One of our subsidiaries in Brazil and another in Spain are required by law to maintain a cash deposit with a financial institution to guarantee the maximum estimated loss related to a tax audit until a settlement is reached. The cash deposit required was $1 million at December 31, 2017.

7.	Income Taxes

The domestic and foreign components of our income before income taxes and noncontrolling interests are as follows:

	Year Ended December 31,
	2017	2016	2015
	(Millions)
U.S. income (loss) before income taxes	$(25)	$63	$198
Foreign income before income taxes	369	361	243

Income before income taxes and noncontrolling interests	$344	$424	$441

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following is a comparative analysis of the components of income tax expense (benefit):

	Year Ended December 31,
	2017	2016	2015
	(Millions)
Current—
U.S. federal	$(24)	$(9)	$64
State and local	1	4	5
Foreign	101	85	83

	78	80	152

Deferred—
U.S. federal	13	(91)	(1)
State and local	(3)	(1)	1
Foreign	(18)	12	(6)

	(8)	(80)	(6)

Income tax expense	$70	$—	$146

Following is a reconciliation of income taxes computed at the statutory U.S. federal income tax rate (35 percent for all years presented) to the income tax expense reflected in the statements of income:

	Year Ended December 31,
	2017	2016	2015
	(Millions)
Income tax expense computed at the statutory U.S. federal income tax rate	$120	$148	$154
Increases (reductions) in income tax expense resulting from:
Foreign income taxed at different rates	(48)	(42)	(14)
Transition Tax under Tax Cuts and Jobs Act (“TCJA”)	43	—	—
Re-measurement of Worldwide Deferred Taxes	48	—	(4)
State and local taxes on income, net of U.S. federal income tax benefit	(2)	3	11
Changes in valuation allowance for tax loss carryforwards and credits	(1)	18	13
Foreign tax holidays	—	—	(7)
Investment and R&D tax credits	(6)	(6)	(26)
Foreign earnings subject to U.S. federal income tax	(74)	(101)	12
Adjustment of prior years taxes	—	—	2
Tax contingencies	(1)	(7)	4
Other	(9)	(13)	1

Income tax expense	$70	$—	$146

We reported income tax expense of $70 million in 2017, less than $1 million in 2016 and $146 million in 2015. The tax expense recorded in 2017 includes a net provisional tax expense of $43 million for one-time transition tax on deemed repatriation of previously deferred foreign earnings under the Tax Cuts and Jobs Act. This amount is subject to change as we refine our earnings and profits calculations and as additional guidance is published. The Company will continue to refine its estimates throughout the measurement period provided for in SEC Staff Accounting Bulletin 118, or until its accounting is complete. We remeasured U.S. deferred taxes from

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

an applicable federal rate of 35% to the new statutory rate of 21% at which they are expected to be utilized, recording a $46 million provisional expense. The tax expense recorded in 2017 included a net tax benefit of $74 million relating to recognizing a U.S. tax benefit for foreign taxes. The tax expense recorded in 2016 included a net tax benefit of $110 million primarily relating to the recognition of a U.S. tax benefit for foreign taxes. In 2016, we completed our detailed analysis of our ability to recognize and utilize foreign tax credits within the carryforward period. As a result, we amended our U.S. federal tax returns for the years 2006 to 2012 to claim foreign tax credits in lieu of deducting foreign taxes paid. The U.S. foreign tax credit law provides for a credit against U.S. taxes otherwise payable for foreign taxes paid with regard to dividends, interest and royalties paid to us in the U.S. Income tax expense also decreased in 2016 as a result of the mix of earnings in our various tax jurisdictions. The tax expense recorded in 2015 includes a net tax benefit of $15 million primarily relating to prior year U.S. research and development tax credits, changes to uncertain tax positions, and prior year income tax adjustments.

The item labeled “Transition Tax” above will result in cash tax payments of less then $1 million to U.S. state and local jurisdictions. Foreign tax credits will offset the U.S. federal portion of the transition tax.

The components of our net deferred tax assets were as follows:

	Year Ended December 31,
	2017	2016
	(Millions)
Deferred tax assets—
Tax loss carryforwards:
State	$19	$13
Foreign	114	92
Tax credits	118	83
Postretirement benefits other than pensions	37	55
Pensions	24	48
Bad debts	3	3
Sales allowances	4	7
Payroll accruals	18	39
Other accruals	64	50
Valuation allowance	(163)	(145)

Total deferred tax assets	238	245

Deferred tax liabilities—
Tax over book depreciation	45	53

Total deferred tax liabilities	45	53

Net deferred tax assets	$193	$192

State tax loss carryforwards have been presented net of uncertain tax positions that, if realized, would reduce tax loss carryforwards in 2017 and 2016 by $2 million and $3 million, respectively. Additionally, foreign tax loss carryforwards, have been presented net of uncertain tax positions that, if realized, would reduce tax loss carryforwards in both 2017 and 2016 by $7 million.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following is a reconciliation of deferred taxes to the deferred taxes shown in the balance sheet:

	Year Ended December 31,
	2017	2016
	(Millions)
Balance Sheet:
Non-current portion—deferred tax asset	$204	$199
Non-current portion—deferred tax liability	(11)	(7)

Net deferred tax assets	$193	$192

As a result of the valuation allowances recorded for $163 million and $145 million at December 31, 2017 and 2016, respectively, we have potential tax assets that were not recognized on our consolidated balance sheets. These unrecognized tax assets resulted primarily from foreign tax loss carryforwards, foreign investment tax credits, foreign research and development credits and U.S. state net operating losses that are available to reduce future tax liabilities.

Our state net operating losses (“NOLs”) expire in various tax years through 2038. Our non-U.S. NOLs expire in various tax years through 2037, or have unlimited carryforward potential.

We do not provide for U.S. income taxes on unremitted earnings of foreign subsidiaries, except for the earnings of two of our China operations, as our present intention is to reinvest the unremitted earnings in our foreign operations. Unremitted earnings of foreign subsidiaries were approximately $920 million at December 31, 2017. We estimated that the amount of U.S. and foreign income taxes that would be accrued or paid upon remittance of the assets that represent those unremitted earnings was $80 million.

U.S. GAAP provides that a tax benefit from an uncertain tax position may be recognized when it is “more likely than not” that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.

A reconciliation of our uncertain tax positions is as follows:

	2017	2016	2015
	(Millions)
Uncertain tax positions—
Balance January 1	$111	$123	$114
Gross increases in tax positions in current period	6	6	7
Gross increases in tax positions in prior period	2	2	14
Gross decreases in tax positions in prior period	(2)	(5)	(4)
Gross decreases—settlements	—	—	(1)
Gross decreases—statute of limitations expired	(5)	(15)	(7)

Balance December 31	$112	$111	$123

Included in the balance of uncertain tax positions were $108 million in 2017, $108 million in 2016, $110 million in 2015, of tax benefits, that if recognized, would affect the effective tax rate. We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. Penalties of less than $1 million were accrued in 2017, 2016 and 2015. Additionally, we accrued interest expense related to uncertain tax positions of less than $1 million in 2017, interest expense of less than $1 million in 2016, and interest income of

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

less than $1 million in 2015. Our liability for penalties was $1 million at December 31, 2017, $1 million at December 31, 2016 and $2 million at December 31, 2015, respectively, and our liability for interest was $4 million at December 31, 2017, 2016 and 2015.

Our uncertain tax position at December 31, 2017 and 2016 included exposures relating to the disallowance of deductions, global transfer pricing and various other issues. We believe it is reasonably possible that a decrease of up to $8 million in unrecognized tax benefits related to the expiration of U.S. and foreign statute of limitations and the conclusion of income tax examinations may occur within the next twelve months.

We are subject to taxation in the U.S. and various state and foreign jurisdictions. As of December 31, 2017, our tax years open to examination in primary jurisdictions are as follows:

Open To Tax Year
United States	2006
China	2007
Spain	2004
Canada	2014
Brazil	2012
Mexico	2012
Belgium	2015
Germany	2013
United Kingdom	2015

8.	Common Stock

We have authorized 135 million shares ($0.01 par value) of common stock, of which 66,033,509 shares and 65,891,930 shares were issued at December 31, 2017 and 2016, respectively. We held 14,592,888 and 11,655,938 shares of treasury stock at December 31, 2017 and 2016, respectively.

Equity Plans—In December 1996, we adopted the 1996 Stock Ownership Plan, which permitted the granting of a variety of awards, including common stock, restricted stock, performance units, stock equivalent units, stock appreciation rights (“SARs”) and stock options to our directors, officers, employees and consultants. The 1996 plan, which terminated as to new awards on December 31, 2001, was renamed the “Stock Ownership Plan.” In December 1999, we adopted the Supplemental Stock Ownership Plan, which permitted the granting of a variety of similar awards to our directors, officers, employees and consultants. We were authorized to deliver up to about 1.1 million treasury shares of common stock under the Supplemental Stock Ownership Plan, which also terminated as to new awards on December 31, 2001. In March 2002, we adopted the 2002 Long-Term Incentive Plan which permitted the granting of a variety of similar awards to our officers, directors, employees and consultants. Up to 4 million shares of our common stock were authorized for delivery under the 2002 Long-Term Incentive Plan. In March 2006, we adopted the 2006 Long-Term Incentive Plan which replaced the 2002 Long-Term Incentive Plan and permits the granting of a variety of similar awards to directors, officers, employees and consultants. On May 13, 2009, our stockholders approved an amendment to the Tenneco Inc. 2006 Long-Term Incentive Plan to increase the shares of common stock available thereunder by 2.3 million. Each share underlying an award generally counts as one share against the total plan availability under the 2009 amendment, each share underlying a full value award (e.g. restricted stock), however, counts as 1.25 shares against the total plan availability. On May 15, 2013 our stockholders approved another amendment to the Tenneco Inc. 2006 Long-Term Incentive Plan to increase the shares of common stock available thereunder by 3.5 million. As part of this amendment, each share underlying a full value award subsequently issued counts as 1.49 shares against total plan

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

availability. As of December 31, 2017, up to 2,374,879 shares of our common stock remain authorized for delivery under the 2006 Long-Term Incentive Plan. Our nonqualified stock options have seven to 20 year terms and vest equally over a three-year service period from the date of the grant.

We have granted restricted common stock and stock options to our directors and certain key employees and restricted stock units, payable in cash, to certain key employees. These awards generally require, among other things, that the award holder remain in service to our company during the restriction period, which is currently three years, with a portion of the award vesting equally each year. We have also granted stock equivalent units and long-term performance units to certain key employees that are payable in cash. At December 31, 2017, the long-term performance units outstanding included a three-year grant for 2015-2017 payable in the first quarter of 2018, a three-year grant for 2016-2018 payable in the first quarter of 2019 and a three-year grant for 2017-2019 payable in the first quarter of 2020. Payment is based on the attainment of specified performance goals. Grant value is based on stock price, cumulative EBITDA and free cash flow metrics. In addition, we have granted SARs to certain key employees in our Asian and Indian operations that are payable in cash after a three-year service period. The grant value is indexed to the stock price.

Accounting Methods—We have recorded compensation expense (net of taxes) of less than $1 million, $1 million, and $2 million in the years ended December 31, 2017, 2016 and 2015, respectively, related to nonqualified stock options as part of our selling, general and administrative expense. This resulted in a less than $0.01 decrease in basic and diluted earnings per share in 2017, a $0.01 decrease in basic and diluted earnings per share in 2016, and a $0.03 decrease in basic and diluted earnings per share in 2015.

For employees eligible to retire at the grant date, we immediately expense stock options and restricted stock. If employees become eligible to retire during the vesting period, we amortize the expense for stock options and restricted stock over a period starting at the grant date to the date the employee becomes retiree eligible.

As of December 31, 2017, there was no unrecognized compensation cost related to our stock options awards.

Compensation expense for restricted stock, restricted stock units, long-term performance units and SARs (net of taxes) was $15 million, $18 million, and $12 million for each of the years ended 2017, 2016 and 2015, respectively, and was recorded in selling, general, and administrative expense on the consolidated statements of income.

Cash received from stock option exercises was $8 million in 2017, $16 million in 2016, and $4 million in 2015. Stock option exercises generated an excess tax benefit of $2 million in 2017, $1 million in 2016 and $6 million in 2015.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Options—The following table reflects the status and activity for all options to purchase common stock for the period indicated:

	Year Ended December 31, 2017
	Shares Under Option	Weighted Avg. Exercise Prices	Weighted Avg. Remaining Life in Years	Aggregate Intrinsic Value
				(Millions)
Outstanding Stock Options:
Outstanding, January 1, 2017	606,525	$38.54	2.6	$12
Canceled	(2,214)	56.23
Forfeited	(1,107)	56.23
Exercised	(164,863)	33.70		5

Outstanding, March 31, 2017	438,341	$40.22	2.6	$11
Forfeited	(278)	66.54
Exercised	(3,242)	45.42		—

Outstanding, June 30, 2017	434,821	$40.16	2.4	$8
Forfeited	(41,369)	19.53
Exercised	(50,125)	34.79		1

Outstanding, September 30, 2017	343,327	$43.44	2.4	$4
Forfeited	(628)	62.54
Exercised	(24,683)	40.86		—

Outstanding, December 31, 2017	318,016	$43.60	2.3	$5

As of December 31, 2017, all outstanding options are exercisable.

There were no stock options granted in 2017, 2016 or 2015. The total intrinsic value of options exercised during the years ended December 31, 2017, 2016, and 2015 was $6 million, $11 million and $10 million, respectively. The total fair value of shares vested was $2 million in 2017, $4 million in 2016 and $6 million in 2015.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Stock—The following table reflects the status for all nonvested restricted shares for the period indicated:

	Year Ended December 31, 2017
	Shares	Weighted Avg. Grant Date Fair Value
Nonvested Restricted Shares
Nonvested balance at January 1, 2017	591,416	$44.63
Granted	182,543	68.04
Vested	(261,003)	50.95
Forfeited	(65,354)	53.12

Nonvested balance at March 31, 2017	447,602	$49.25
Granted	23,295	57.22
Vested	(15,336)	46.77
Forfeited	(6,271)	48.10

Nonvested balance at June 30, 2017	449,290	$49.79
Granted	2,001	55.80
Vested	(4,581)	55.52
Forfeited	(10,234)	44.82

Nonvested balance at September 30, 2017	436,476	$49.87
Vested	(19,228)	47.45
Forfeited	(6,997)	51.79

Nonvested balance at December 31, 2017	410,251	$49.95

The fair value of restricted stock grants is equal to the average market price of our stock at the date of grant. As of December 31, 2017, approximately $8 million of total unrecognized compensation costs related to restricted stock awards is expected to be recognized over a weighted-average period of approximately 1.7 years. For our restricted share grants that have not yet vested, we estimate forfeitures by taking the average of the past actual forfeiture rate for restricted shares.

The weighted average grant-date fair value of restricted stock granted during the years 2017, 2016 and 2015 was $66.77, $36.36, and $52.85, respectively. The total fair value of restricted shares vested was $14 million in 2017, $9 million in 2016 and $7 million in 2015.

Share Repurchase Program—In January 2015, our Board of Directors approved a share repurchase program, authorizing our company to repurchase up to $350 million of our outstanding common stock over a three-year period. In October 2015, our Board of Directors expanded this share repurchase program, authorizing the repurchase of an additional $200 million of the Company’s outstanding common stock. We purchased 4,228,633 shares in 2015 through open market purchases, which were funded through cash from operations, at a total cost of $213 million, at an average price of $50.32 per share. These repurchased shares are held as part of our treasury stock which increased to 7,473,325 at December 31, 2015 from 3,244,692 at December 31, 2014. We purchased 4,182,613 shares in 2016 through open market purchases, which were funded through cash from operations, at a total cost of $225 million, at an average price of $53.89 per share. These repurchased shares are held as part of our treasury stock which increased to 11,655,938 at December 31, 2016 from 7,473,325 at December 31, 2015.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2017, our Board of Directors authorized the repurchase of up to $400 million of the Company’s outstanding common stock over the next three years. This included $112 million then remaining amount authorized under earlier repurchase programs. The company anticipates acquiring the shares through open market or privately negotiated transactions, which will be funded through cash from operations. The repurchase program does not obligate the Company to repurchase shares within any specific time or situations, and opportunities in higher priority areas could affect the cadence of this program. We purchased 2,936,950 shares in 2017 through open market purchases, which were funded through cash from operations, at a total cost of $169 million, at an average price of $57.57 per share. These repurchased shares are held as part of our treasury stock which increased to 14,592,888 at December 31, 2017 from 11,655,938 at December 31, 2016.

Dividends—On February 1, 2017, we announced the reinstatement of a quarterly dividend program under which we expect to pay a quarterly dividend of $0.25, per share on our common stock, representing a planned annual dividend of $1.00 per share. The initial dividend was payable on March 23, 2017 to stockholders of record as of March 7, 2017. In 2017, we paid a dividend of $0.25 per share each quarter, for an annual dividend of $1.00 per share, or $53 million. The Company did not pay any dividends in fiscal years 2016 or 2015. While we currently expect to pay comparable quarterly cash dividends in the future, our dividend program and the payment of future cash dividends are subject to continued capital availability, the judgment of our Board of Directors and our continued compliance with the provisions pertaining to the payment of dividends under our debt agreements.

Long-Term Performance Units, Restricted Stock Units and SARs—Long-term performance units, restricted stock units, and SARs are paid in cash and recognized as a liability based upon their fair value. As of December 31, 2017, $15 million of total unrecognized compensation costs is expected to be recognized over a weighted-average period of approximately 1.8 years.

9.	Preferred Stock

We had 50 million shares of preferred stock ($0.01 par value) authorized at December 31, 2017 and 2016, respectively. No shares of preferred stock were outstanding at those dates.

10.	Pension Plans, Postretirement and Other Employee Benefits

Pension benefits are based on years of service and, for most salaried employees, on average compensation. Our funding policy is to contribute to the plans amounts necessary to satisfy the funding requirement of applicable federal or foreign laws and regulations. Of our $734 million benefit obligation at December 31, 2017, approximately $666 million required funding under applicable federal and foreign laws. The balance of our benefit obligation, $68 million, did not require funding under applicable federal or foreign laws and regulations. At December 31, 2017, we had approximately $640 million in assets to fund that obligation. Pension plan assets were invested in the following classes of securities:

	Percentage of Fair Market Value
	December 31, 2017		December 31, 2016
	US	Foreign	US	Foreign
Equity Securities	70%	50%	70%	61%
Debt Securities	29%	42%	30%	34%
Real Estate	—	2%	—	2%
Other	1%	6%	—%	3%

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our investment policy for our domestic plan is to invest more heavily in equity securities than debt securities. Targeted pension plan allocations are 70 percent in equity securities and 30 percent in debt securities, with acceptable tolerance levels of plus or minus five percent within each category for our domestic plan. Our foreign plans are individually managed to different target levels depending on the investing environment in each country and the funded status of each plan, with an increased allocation of assets to debt securities at higher funded ratios.

The assets of some of our pension plans are invested in trusts that permit commingling of the assets of more than one employee benefit plan for investment and administrative purposes. Each of the plans participating in the trust has interests in the net assets of the underlying investment pools of the trusts. The investments for all our pension plans are recorded at estimated fair value, in compliance with the accounting guidance on fair value measurement.

The following table presents our plan assets using the fair value hierarchy as of December 31, 2017 and 2016, respectively. The fair value hierarchy has three levels based on the methods used to determine the fair value. Level 1 assets refer to those asset values based on quoted market prices in active markets for identical assets at the measurement date. Level 2 assets refer to assets with values determined using significant other observable inputs, and Level 3 assets include values determined with non-observable inputs.

	Fair Value Level as of December 31, 2017
	US		Foreign
Asset Category	Level 1	Assets Measurement at NAV	Level 1	Level 2	Level 3	Assets Measurement at NAV
	(Millions)
Equity securities:
U.S. large cap	$21	$85	$3	$31	$—	$31
U.S. mid cap	—	—	—	2	—	—
U.S. small cap	—	15	—	—	—	—
Non-U.S. large cap	—	15	10	48	—	56
Non-U.S. mid cap	—	—	—	12	—	9
Non-U.S. small cap	—	—	—	3	—	—
Emerging markets	—	5	3	5	—	1
Debt securities:
U.S. treasuries/government bonds	—	—	1	—	—	—
U.S. corporate bonds	—	3	—	1	—	—
U.S. other fixed income	—	56	—	—	—	—
Non-U.S. treasuries/government bonds	—	—	1	112	—	32
Non-U.S. corporate bonds	—	—	4	15	—	13
Non-U.S. municipal obligations	—	—	—	—	—	1
Non-U.S. other fixed income	—	—	2	—	—	—
Real Estate:
Non-U.S. real estate	—	—	1	6	—	—
Other:
Insurance contracts	—	—	—	16	9	—
Cash held in bank accounts	2	—	9	1	—	—

Total	$23	$179	$34	$252	$9	$143

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Fair Value Level as of December 31, 2016
	US		Foreign
Asset Category	Level 1	Asset Measurement at NAV	Level 1	Level 2	Level 3	Asset Measurement at NAV
	(Millions)
Equity securities:
U.S. large cap	$22	$77	$2	$30	$—	$26
U.S. mid cap	—	—	1	2	—	—
U.S. small cap	—	15	—	—	—	—
Non-U.S. large cap	—	—	7	67	—	46
Non-U.S. mid cap	—	15	—	15	—	8
Non-U.S. small cap	—	—	—	10	—	1
Emerging markets	—	5	2	3	—	1
Debt securities:
U.S. treasuries/government bonds	—	—	1	—	—	—
U.S. corporate bonds	—	2	—	1	—	—
U.S. other fixed income	—	54	—	—	—	—
Non-U.S. treasuries/government bonds	—	—	1	38	—	29
Non-U.S. corporate bonds	—	—	4	23	—	12
Non-U.S. municipal obligations	—	—	—	—	—	1
Non-U.S. other fixed income	—	—	1	—	—	—
Real Estate:
Non-U.S. real estate	—	—	1	5	—	—
Other:
Insurance contracts	—	—	—	13	9	—
Cash held in bank accounts	2	—	7	2	—	—

Total	$24	$168	$27	$209	$9	$124

Level 1 assets were valued using market prices based on daily net asset value (NAV) or prices available daily through a public stock exchange. Level 2 assets were valued primarily using market prices, sometimes net of estimated realization expenses, and based on broker/dealer markets or in commingled funds where NAV is not available daily or publicly. For insurance contracts, the estimated surrender value of the policy was used to estimate fair market value.

The table below summarizes the changes in the fair value of the Level 3 assets:

	December 31, 2017		December 31, 2016
	Level 3 Assets		Level 3 Assets
	US	Foreign	US	Foreign
	(Millions)		(Millions)
Balance at December 31 of the previous year	$—	$9	$—	$8
Actual return on plan assets:
Relating to assets still held at the reporting date	—	—	—	1

Ending Balance at December 31	$—	$9	$—	$9

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table contains information about significant concentrations of risk, including all individual assets that make up more than 5 percent of the total assets and any direct investments in Tenneco stock:

Asset Category	Fair Value Level	Value	Percentage of Total Assets
	(Millions)
2017:
Tenneco Stock	1	$21	3.3%
2016:
Tenneco Stock	1	$22	4.0%

Our approach to determining expected return on plan asset assumptions evaluates both historical returns as well as estimates of future returns, and adjusts for any expected changes in the long-term outlook for the equity and fixed income markets for both our domestic and foreign plans.

A summary of the change in benefit obligation, the change in plan assets, the development of net amount recognized, and the amounts recognized in the balance sheets for the pension plans and postretirement benefit plan follows:

	Pension				Postretirement
	2017		2016		2017	2016
	US	Foreign	US	Foreign	US	US
	(Millions)
Change in benefit obligation:
Benefit obligation at December 31 of the previous year	$272	$438	$416	$425	$143	$141
Currency rate conversion	—	42	—	(38)	—	—
Settlement	(7)	(3)	(1)	—	—	—
Service cost	1	9	1	8	—	—
Interest cost	10	13	15	14	6	6
Administrative expenses/taxes paid	—	(2)	—	(1)	—	—
Plan amendments	—	—	—	(1)	—	—
Actuarial (gain)/loss	10	(9)	(7)	50	12	5
Benefits paid	(23)	(18)	(152)	(20)	(10)	(9)
Participants’ contributions	—	1	—	1	—	—

Benefit obligation at December 31	$263	$471	$272	$438	$151	$143
Change in plan assets:
Fair value at December 31 of the previous year	$192	$369	$304	$355	$—	$—
Currency rate conversion	—	35	—	(33)	—	—
Settlement	(7)	(3)	(1)	—	—	—
Actual return on plan assets	22	42	21	50	—	—
Administrative expenses/taxes paid	—	(2)	—	(1)	—	—
Employer contributions	18	14	20	17	10	9
Participants’ contributions	—	1	—	1	—	—
Benefits paid	(23)	(18)	(152)	(20)	(10)	(9)

Fair value at December 31	$202	$438	$192	$369	$—	$—

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Pension				Postretirement
	2017		2016		2017	2016
	US	Foreign	US	Foreign	US	US
	(Millions)
Development of net amount recognized:
Unfunded status at December 31	$(61)	$(33)	$(80)	$(69)	$(151)	$(143)
Unrecognized cost:
Actuarial loss	135	122	146	145	56	48
Prior service cost/(credit)	—	3	—	4	(3)	(4)

Net amount recognized at December 31	$74	$92	$66	$80	$(98)	$(99)

Amounts recognized in the balance sheets as of December 31
Noncurrent assets	$—	$28	$—	$9	$—	$—
Current liabilities	(2)	(3)	(20)	(2)	(9)	(10)
Noncurrent liabilities	(59)	(58)	(60)	(76)	(142)	(133)

Net amount recognized	$(61)	$(33)	$(80)	$(69)	$(151)	$(143)

Assets of one plan may not be utilized to pay benefits of other plans. Additionally, the prepaid (accrued) pension cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

Net periodic pension costs for the years 2017, 2016 and 2015, consist of the following components:

	2017		2016		2015
	US	Foreign	US	Foreign	US	Foreign
	(Millions)
Service cost—benefits earned during the year	$1	$9	$1	$8	$1	$9
Interest cost (a)	10	13	15	14	17	15
Expected return on plan assets (a)	(14)	(25)	(23)	(20)	(23)	(21)
Settlement loss (a)	8	1	72	—	4	—
Net amortization:
Actuarial loss (a)	5	9	8	7	8	8
Prior service cost (a)	—	1	—	1	—	1

Net pension costs	$10	$8	$73	$10	$7	$12

(a)	Recorded in other expense.

Amounts recognized in accumulated other comprehensive loss for pension benefits consist of the following components:

	2017		2016
	US	Foreign	US	Foreign
	(Millions)
Net actuarial loss	$135	$122	$146	$145
Prior service cost	—	3	—	4

	$135	$125	$146	$149

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amounts recognized for pension and postretirement benefits in other comprehensive income for the year ended December 31, 2017 and 2016 include the following components:

	Year Ended December 31,
	2017			2016
	Before-Tax Amount	Tax Benefit	Net-of-Tax Amount	Before-Tax Amount	Tax Benefit	Net-of-Tax Amount
	(Millions)
Defined benefit pension and postretirement plans:
Change in total actuarial gain (loss)	$12	$(4)	$8	$51	$(21)	$30
Amortization of prior service cost included in net periodic pension and postretirement cost	—	—	—	(1)	—	(1)
Amortization of actuarial gain (loss) included in net periodic pension and postretirement cost	26	(7)	19	20	(8)	12

Other comprehensive income—pension benefits	$38	$(11)	$27	$70	$(29)	$41

In 2018, we expect to recognize the following amounts, which are currently reflected in accumulated other comprehensive loss, as components of net periodic benefit cost:

	2018
	US	Foreign
	(Millions)
Net actuarial loss	$5	$7
Prior service cost	—	1

	$5	$8

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for all pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2017 and 2016 were as follows:

	December 31, 2017		December 31, 2016
	US	Foreign	US	Foreign
	(Millions)
Projected benefit obligation	$263	$117	$272	$266
Accumulated benefit obligation	263	112	272	261
Fair value of plan assets	202	56	192	188

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following estimated benefit payments are payable from the pension plans to participants:

Year	US	Foreign
	(Millions)
2018	$14	$20
2019	15	21
2020	16	23
2021	14	22
2022	16	23
2023-2027	76	128

The following assumptions were used in the accounting for the pension plans for the years of 2017, 2016, and 2015:

	2017		2016
	US	Foreign	US	Foreign
Weighted-average assumptions used to determine benefit obligations
Discount rate	3.8%	2.6%	4.2%	2.8%
Rate of compensation increase	N/A	2.5%	N/A	2.5%

	2017		2016		2015
	US	Foreign	US	Foreign	US	Foreign
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate	4.2%	2.8%	4.3%	3.5%	4.1%	3.2%
Expected long-term return on plan assets	7.8%	5.2%	7.6%	5.7%	7.8%	5.9%
Rate of compensation increase	N/A	2.5%	N/A	2.7%	N/A	3.0%

We made contributions of $32 million to our pension plans during 2017. Based on current actuarial estimates, we believe we will be required to make contributions of $15 million to those plans during 2018. Pension contributions beyond 2018 will be required, but those amounts will vary based upon many factors, including the performance of our pension fund investments during 2018 and future discount rate changes.

In February 2016, the Company launched a voluntary program to buy out active employees and retirees who have earned benefits in the U.S. pension plans. As of December 31, 2016, this program had been substantially completed with cash payments to those who elected to take the buyout made from pension plan assets in the fourth quarter of 2016. In connection with this program the Company contributed $18 million into the pension trust and recognized a non-cash charge of $72 million. The program was completed in the first quarter of 2017, at which time we contributed another $10 million and recognize a non-cash charge of $6 million.

We have life insurance plans which provided benefit to a majority of our U.S. employees. We also have postretirement plans for our U.S. employees hired before January 1, 2001. The plans cover salaried employees retiring on or after attaining age 55 who have at least 10 years of service with us. For hourly employees, the postretirement benefit plans generally cover employees who retire according to one of our hourly employee retirement plans. All of these benefits may be subject to deductibles, co-payment provisions and other limitations, and we have reserved the right to change these benefits. For those employees hired after January 1, 2001, we do not provide any postretirement benefits. Our postretirement healthcare and life insurance plans are not funded. The measurement date used to determine postretirement benefit obligations is December 31.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net periodic postretirement benefit cost for the years 2017, 2016, and 2015, consists of the following components:

	2017	2016	2015
	(Millions)
Service cost—benefits earned during the year	$—	$—	$—
Interest on accumulated postretirement benefit obligation (a)	6	6	6
Net amortization:
Actuarial loss (a)	—	5	6
Prior service credit (a)	(1)	(1)	(4)
Prior period correction (a)	4	—	—

Net periodic postretirement benefit cost	$9	$10	$8

(a) Recorded in other expense.

In 2018, we expect to recognize the following amounts, which are currently reflected in accumulated other comprehensive loss, as components of net periodic benefit cost:

2018
(Millions)
Net actuarial loss	$6
Prior service credit	(1)

$5

The following estimated postretirement benefit payments are payable from the plan to participants:

Year	Postretirement Benefits
(Millions)
2018	$9
2019	9
2020	9
2021	9
2022	9
2023-2027	45

We do not expect to receive any future subsidies under the Medicare Prescription Drug, Improvement, and Modernization Act.

The weighted-average assumed health care cost trend rate used in determining the 2017 accumulated postretirement benefit obligation was 6.8 percent, declining to 4.5 percent by 2027. For 2016, the health care cost trend rate was 7.0 percent declining to 4.5 percent by 2026 and for 2015, the health care cost trend rate was 7.0 percent declining to 4.5 percent by 2026.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following assumptions were used in the accounting for postretirement cost for the years of 2017, 2016 and 2015:

	2017	2016
Weighted-average assumptions used to determine benefit obligations
Discount rate	3.8%	4.2%
Rate of compensation increase	N/A	N/A

	2017	2016	2015
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate	4.2%	4.3%	4.1%
Rate of compensation increase	N/A	N/A	N/A

A one-percentage-point increase in the 2017 assumed health care cost trend rates would increase total service and interest cost by $1 million and would increase the postretirement benefit obligation by $17 million. A one-percentage-point decrease in the 2017 assumed health care cost trend rates would decrease the total service and interest cost by $1 million and decrease the postretirement benefit obligation by $14 million.

Based on current actuarial estimates, we believe we will be required to make postretirement contributions of approximately $9 million during 2018.

Effective January 1, 2012, the Tenneco Employee Stock Ownership Plan for Hourly Employees and the Tenneco Employee Stock Ownership Plan for Salaried Employees were merged into one plan called the Tenneco 401(k) Retirement Savings Plan (the “Retirement Savings Plan”). Under the plan, subject to limitations in the Internal Revenue Code, participants may elect to defer up to 75 percent of their salary through contributions to the plan, which are invested in selected mutual funds or used to buy our common stock. We match 100 percent of an employee’s contributions up to three percent of the employee’s salary and 50 percent of an employee’s contributions that are between three percent and five percent of the employee’s salary. In connection with freezing the defined benefit pension plans for nearly all U.S. based salaried and non-union hourly employees effective December 31, 2006, and the related replacement of those defined benefit plans with defined contribution plans, we are making additional contributions to the Employee Stock Ownership Plans. We recorded expense for these contributions of approximately $29 million, $28 million and $27 million in 2017, 2016 and 2015, respectively. Matching contributions vest immediately. Defined benefit replacement contributions fully vest on the employee’s third anniversary of employment.

11.    Segment and Geographic Area Information

In the first quarter of 2018, we revised our reportable segments to consist of the following three segments: Clean Air, Ride Performance and Aftermarket. The new reportable segments, which are also our operating segments, align with how the Chief Operating Decision Maker allocates resources and assesses performance against our key growth strategies. Costs related to other business activities, primarily corporate headquarter functions, are disclosed separately from the three operating segments as “Other.” We evaluate segment performance based primarily on earnings before interest expense, income taxes, and noncontrolling interests. Products are transferred between segments and geographic areas on a basis intended to reflect as nearly as possible the “market value” of the products. Prior period segmentation has been retrospectively recast to reflect our current segmentation.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Segment results for 2017, 2016 and 2015 are as follows:

	Segments
	Clean Air	Ride Performance	Aftermarket	Total	Other	Reclass & Elims	Total
	(Millions)
At December 31, 2017, and for the Year Ended
Revenues from external customers	$6,216	$1,807	$1,251	$9,274	$—	$—	$9,274
Intersegment revenues	65	60	40	165	—	(165)	—
EBIT, Earnings (loss) before interest expense, income taxes, and noncontrolling interests	421	61	178	660	(243)	—	417
Total assets	2,812	1,155	812	4,779		63	4,842
At December 31, 2016, and for the Year Ended
Revenues from external customers	$5,764	$1,593	$1,242	$8,599	$—	$—	$8,599
Intersegment revenues	108	47	37	192	—	(192)	—
EBIT, Earnings (loss) before interest expense, income taxes, and noncontrolling interests	432	97	191	720	(204)	—	516
Total assets	2,559	959	781	4,299	—	47	4,346
At December 31, 2015, and for the Year Ended
Revenues from external customers	$5,377	$1,545	$1,259	$8,181	$—	$—	$8,181
Intersegment revenues	116	44	42	202	—	(202)	—
EBIT, Earnings (loss) before interest expense, income taxes, and noncontrolling interests	371	63	174	608	(100)	—	508
Total assets	2,298	756	884	3,938	—	32	3,970

The following customers accounted for 10 percent or more of our net sales in the last three years. The net sales to both customers were across segments.

Customer	2017	2016	2015
General Motors Company	14%	17%	15%
Ford Motor Company	13%	13%	14%

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table shows information relating to the geographic regions in which we operate:

	Geographic Area
	United States	China	Germany	Poland	United Kingdom	Other Foreign (a)	Reclass & Elims	Consolidated
	(Millions)
At December 31, 2017, and for the Year Then Ended
Revenues from external customers (b)	$3,632	$1,283	$798	$488	$482	$2,591	$—	$9,274
Long-lived assets (c)	620	279	136	216	46	470	—	1,767
Total assets	1,831	988	304	383	205	1,221	(90)	4,842
At December 31, 2016, and for the Year Then Ended
Revenues from external customers (b)	$3,512	$1,186	$764	$385	$387	$2,365	$—	$8,599
Long-lived assets (c)	541	217	111	165	38	397	—	1,469
Total assets	1,897	795	231	322	130	1,119	(148)	4,346
At December 31, 2015, and for the Year Then Ended
Revenues from external customers (b)	$3,334	$1,101	$807	$250	$307	$2,382	$—	$8,181
Long-lived assets (c)	496	203	108	144	32	373	—	1,356
Total assets	1,726	699	258	275	101	1,027	(116)	3,970

(a)	Revenues from external customers and long-lived assets for individual foreign countries other than China, Germany, Poland, and United Kingdom are not material.
(b)	Revenues are attributed to countries based on location of the shipper.
(c)	Long-lived assets include all long-term assets except goodwill, intangibles and deferred tax assets.

12.	Commitments and Contingencies

Capital Commitments

We estimate that expenditures aggregating approximately $149 million will be required after December 31, 2017 to complete facilities and projects authorized at such date, and we have made substantial commitments in connection with these facilities and projects.

Lease Commitments

Our facilities and equipment are generally leased under arrangements that are accounted for as operating leases. Total rental expense for the fiscal years ended December 31, 2017, 2016 and 2015 was $81 million,

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$74 million and $70 million, respectively. Future minimum operating lease payments at December 31, 2017 are as follows:

(Millions)
2018	$46
2019	36
2020	30
2021	23
2022	18
Beyond 2022	25

Total minimum lease payments	$178

Certain equipment is leased under long term agreements. Capital assets for these agreements were less than $1 million at both December 31, 2017 and 2016. The minimum lease payments under our non-cancelable capital leases with lease terms in excess of one year are less than $1 million in each of the next five years.

Environmental Matters, Legal Proceedings and Product Warranties

We are involved in environmental remediation matters, legal proceedings, claims (including warranty claims) and investigations. These matters are typically incidental to the conduct of our business and create the potential for contingent losses. We accrue for potential contingent losses when our review of available facts indicates that it is probable a loss has been incurred and the amount of the loss is reasonably estimable. Each quarter we assess our loss contingencies based upon currently available facts, existing technology, presently enacted laws and regulations and taking into consideration the likely effects of inflation and other societal and economic factors and record adjustments to these reserves as required. As an example, we consider all available evidence including prior experience in remediation of contaminated sites, other companies’ cleanup experiences and data released by the United States Environmental Protection Agency or other organizations when we evaluate our environmental remediation contingencies. All of our loss contingency estimates are subject to revision in future periods based on actual costs or new information. With respect to our environmental liabilities, where future cash flows are fixed or reliably determinable, we have discounted those liabilities. We evaluate recoveries separately from the liability and, when they are assured, recoveries are recorded and reported separately from the associated liability in our consolidated financial statements.

Environmental Matters

We are subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which we operate. We expense or capitalize, as appropriate, expenditures for ongoing compliance with environmental regulations that relate to current operations. We expense costs related to an existing condition caused by past operations that do not contribute to current or future revenue generation. As of December 31, 2017, we have the obligation to remediate or contribute towards the remediation of certain sites, including one Federal Superfund site. At December 31, 2017, our aggregated estimated share of environmental remediation costs for all these sites on a discounted basis was approximately $14 million, of which $2 million is recorded in other current liabilities and $12 million is recorded in deferred credits and other liabilities in our consolidated balance sheet. For those locations where the liability was discounted, the weighted average discount rate used was 2.3 percent. The undiscounted value of the estimated remediation costs was $17 million. Our expected payments of environmental remediation costs are estimated to be approximately $2 million in 2018, $1 million each year beginning 2019 through 2022 and $11 million in aggregate thereafter.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Based on information known to us, we have established reserves that we believe are adequate for these costs. Although we believe these estimates of remediation costs are reasonable and are based on the latest available information, the costs are estimates and are subject to revision as more information becomes available about the extent of remediation required. At some sites, we expect that other parties will contribute to the remediation costs. In addition, certain environmental statutes provide that our liability could be joint and several, meaning that we could be required to pay in excess of our share of remediation costs. Our understanding of the financial strength of other potentially responsible parties at these sites has been considered, where appropriate, in our determination of our estimated liability. We do not believe that any potential costs associated with our current status as a potentially responsible party in the Federal Superfund site, or as a liable party at the other locations referenced herein, will be material to our consolidated financial position, results of operations, or liquidity.

Antitrust Investigations and Litigation

On March 25, 2014, representatives of the European Commission were at Tenneco GmbH’s Edenkoben, Germany administrative facility to gather information in connection with an ongoing global antitrust investigation concerning multiple automotive suppliers. On March 25, 2014, we also received a related subpoena from the U.S. Department of Justice (“DOJ”).

On November 5, 2014, the DOJ granted us conditional leniency pursuant to an agreement we entered into under the Antitrust Division’s Corporate Leniency Policy. This agreement provides us with important benefits in exchange for our self-reporting of matters to the DOJ and our continuing full cooperation with the DOJ’s resulting investigation. For example, the DOJ will not bring any criminal antitrust prosecution against us, nor seek any criminal fines or penalties, in connection with the matters we reported to the DOJ. Additionally, there are limits on our liability related to any follow-on civil antitrust litigation in the U.S. The limits include single rather than treble damages, as well as relief from joint and several antitrust liability with other relevant civil antitrust action defendants. These limits are subject to our satisfying the DOJ and any court presiding over such follow-on civil litigation.

On April 27, 2017, Tenneco received notification from the European Commission (EC) that it has administratively closed its global antitrust inquiry regarding the production, assembly, and supply of complete exhaust systems. No charges against Tenneco or any other competitor were initiated at any time and the EC inquiry is now closed.

Certain other competition agencies are also investigating possible violations of antitrust laws relating to products supplied by our company. We have cooperated and continue to cooperate fully with all of these antitrust investigations, and take other actions to minimize our potential exposure.

Tenneco and certain of its competitors are also currently defendants in civil putative class action litigation in the United States and Canada. More related lawsuits may be filed, including in other jurisdictions. Plaintiffs in these cases generally allege that defendants have engaged in anticompetitive conduct, in violation of federal and state laws, relating to the sale of automotive exhaust systems or components thereof. Plaintiffs seek to recover, on behalf of themselves and various purported classes of purchasers, injunctive relief, damages and attorneys’ fees. However, as explained above, because we received conditional leniency from the DOJ, our civil liability in U.S. follow on actions is limited to single damages and we will not be jointly and severally liable with the other defendants, provided that we have satisfied our obligations under the DOJ leniency agreement and approval is granted by the presiding court. Typically, exposure for follow-on actions in Canada is less than exposure for U.S. follow-on actions.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following the EC’s decision to administratively close its antitrust inquiry into exhaust systems in 2017, Tenneco’s receipt of conditional leniency from the DOJ in 2014 and discussions during the third quarter of 2017 following the appointment of a special settlement master in the civil putative class action cases pending against Tenneco and/or certain of its competitors in the U.S., Tenneco continues to vigorously defend itself and/or take actions to minimize its potential exposure to matters pertaining to the global antitrust investigation, including engaging in settlement discussions when it is in the best interests of the company and its stockholders. For example, in October 2017, Tenneco settled an administrative action brought by Brazil’s competition authority for an amount that was not material. Additionally, in February 2018, Tenneco settled civil putative class action litigation in the United States brought by classes of direct purchasers, end-payors and auto dealers. No other classes of plaintiffs have brought claims against Tenneco in the United States. Based upon those earlier developments, including settlement discussions, Tenneco established a reserve of $132 million in its second quarter 2017 financial results for settlement costs that were probable, reasonably estimable, and expected to be necessary to resolve Tenneco’s antitrust matters globally, which primarily involves the resolution of civil suits and related claims. Of the $132 million reserve that was established, $45 million was paid in 2017 to resolve certain antitrust claims and the remaining reserve is recorded in other current liabilities. While Tenneco continues to cooperate with certain competition agencies investigating possible violations of antitrust laws relating to products supplied by Tenneco, and the company may be subject to other civil lawsuits and/or related claims, no amount of this reserve is attributable to matters with the DOJ or the EC, and no such amount is expected based on current information.

Our reserve for antitrust matters is based upon all currently available information and an assessment of the probability of events for those matters where Tenneco can make a reasonable estimate of the costs to resolve such outstanding matters. Tenneco’s estimate involves significant judgment, given the number, variety and potential outcomes of actual and potential claims, the uncertainty of future rulings and approvals by a court or other authority, the behavior or incentives of adverse parties or regulatory authorities, and other factors outside of the control of Tenneco. As a result, Tenneco’s reserve may change from time to time, and actual costs may vary. Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on current information, we do not expect that any such change in the reserve will have a material adverse impact on our annual consolidated financial position, results of operations or liquidity.

Other Legal Proceedings, Claims and Investigations

For many years we have been and continue to be subject to lawsuits initiated by claimants alleging health problems as a result of exposure to asbestos. Our current docket of active and inactive cases is less than 500 cases nationwide. A small number of claims have been asserted against one of our subsidiaries by railroad workers alleging exposure to asbestos products in railroad cars. The substantial majority of the remaining claims are related to alleged exposure to asbestos in our automotive products although a significant number of those claims appear also to involve occupational exposures sustained in industries other than automotive. We believe, based on scientific and other evidence, it is unlikely that claimants were exposed to asbestos by our former products and that, in any event, they would not be at increased risk of asbestos-related disease based on their work with these products. Further, many of these cases involve numerous defendants, with the number in some cases exceeding 100 defendants from a variety of industries. Additionally, in many cases the plaintiffs either do not specify any, or specify the jurisdictional minimum, dollar amount for damages. As major asbestos manufacturers and/or users continue to go out of business or file for bankruptcy, we may experience an increased number of these claims. We vigorously defend ourselves against these claims as part of our ordinary course of business. In future periods, we could be subject to cash costs or charges to earnings if any of these matters are resolved unfavorably to us. To date, with respect to claims that have proceeded sufficiently through the judicial process, we have regularly achieved favorable resolutions. Accordingly, we presently believe that these asbestos-

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

related claims will not have a material adverse impact on our future consolidated financial position, results of operations or liquidity.

We are also from time to time involved in other legal proceedings, claims or investigations. Some of these matters involve allegations of damages against us relating to environmental liabilities (including toxic tort, property damage and remediation), intellectual property matters (including patent, trademark and copyright infringement, and licensing disputes), personal injury claims (including injuries due to product failure, design or warning issues, and other product liability related matters), taxes, unclaimed property, employment matters, and commercial or contractual disputes, sometimes related to acquisitions or divestitures. Additionally, some of these matters involve allegations relating to legal compliance. For example, in July 2017 a complaint was filed against us in federal district court in Chicago, Illinois alleging that we misappropriated a third party’s trade secrets in connection with certain of our ride control products.

While we vigorously defend ourselves against all of these legal proceedings, claims and investigations and take other actions to minimize our potential exposure, in future periods, we could be subject to cash costs or charges to earnings if any of these matters are resolved on unfavorable terms. Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on current information, including our assessment of the merits of the particular claim, except as described above under “Antitrust Investigations” and in this paragraph we do not expect the legal proceedings, claims or investigations currently pending against us will have any material adverse impact on our consolidated financial position, results of operations or liquidity. With respect to the trade secret claim described above, we are in the process of evaluating the claim but, at this stage of the case and given the inherent uncertainly of litigation, we are unable to estimate whether a loss is reasonably possible. While we do not believe that this litigation will have a material adverse effect on our annual consolidated financial position, results of operations or liquidity, we cannot assure you that this will be the case.

Warranty Matters

We provide warranties on some of our products. The warranty terms vary but range from one year up to limited lifetime warranties on some of our premium aftermarket products. Provisions for estimated expenses related to product warranty are made at the time products are sold or when specific warranty issues are identified with our products. These estimates are established using historical information about the nature, frequency, and average cost of warranty claims. We actively study trends of our warranty claims and take action to improve product quality and minimize warranty claims. We believe that the warranty reserve is appropriate; however, actual claims incurred could differ from the original estimates, requiring adjustments to the reserve. The reserve is included in both current and long-term liabilities on the balance sheet.

Below is a table that shows the activity in the warranty accrual accounts:

	Year Ended December 31,
	2017	2016	2015
	(Millions)
Beginning Balance	$20	$23	$26
Accruals related to product warranties	16	12	15
Reductions for payments made	(10)	(15)	(18)

Ending Balance	$26	$20	$23

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.	Supplemental Guarantor Condensed Consolidating Financial Statements

Basis of Presentation

Substantially all of our existing and future material domestic 100% owned subsidiaries (which are referred to as the Guarantor Subsidiaries) fully and unconditionally guarantee our senior notes due in 2024 and 2026 on a joint and several basis. However, a subsidiary’s guarantee may be released in certain customary circumstances such as a sale of the subsidiary or all or substantially all of its assets in accordance with the indenture applicable to the notes. The Guarantor Subsidiaries are combined in the presentation below.

These consolidating financial statements are presented on the equity method. Under this method, our investments are recorded at cost and adjusted for our ownership share of a subsidiary’s cumulative results of operations, capital contributions and distributions, and other equity changes. You should read the condensed consolidating financial information of the Guarantor Subsidiaries in connection with our condensed consolidated financial statements and related notes of which this note is an integral part. These consolidating financial statements have been updated subsequent to the filing of the Form 10-K for the year ended December 31, 2017 to reflect the adoption of certain new accounting standards in the first quarter of 2018.

Distributions

There are no significant restrictions on the ability of the Guarantor Subsidiaries to make distributions to us.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2017
	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Tenneco Inc. (Parent Company)	Reclass & Elims	Consolidated
	(Millions)
Revenues
Net sales and operating revenues—
External	$3,889	$5,385	$—	$—	$9,274
Affiliated companies	540	640	—	(1,180)	—

	4,429	6,025	—	(1,180)	9,274

Costs and expenses
Cost of sales (exclusive of depreciation and amortization shown below)	3,769	5,220	—	(1,180)	7,809
Goodwill impairment charge	—	11	—	—	11
Engineering, research, and development	77	81	—	—	158
Selling, general, and administrative	352	284	—	—	636
Depreciation and amortization of other intangibles	88	136	—	—	224

	4,286	5,732	—	(1,180)	8,838

Other income (expense)
Loss on sale of receivables	(2)	(3)	—	—	(5)
Other income (expense)	(16)	55	—	(53)	(14)

	(18)	52	—	(53)	(19)

Earnings (loss) before interest expense, income taxes, noncontrolling interests and equity in net income from affiliated companies	125	345	—	(53)	417

Interest expense—
External (net of interest capitalized)	19	5	49	—	73
Affiliated companies (net of interest income)	(15)	6	9	—	—

Earnings (loss) before income taxes, noncontrolling interests and equity in net income from affiliated companies	121	334	(58)	(53)	344

Income tax (benefit) expense	(12)	82	—	—	70
Equity in net income from affiliated companies	149	—	265	(414)	—

Net income	282	252	207	(467)	274

Less: Net income attributable to noncontrolling interests	—	67	—	—	67

Net income attributable to Tenneco Inc.	$282	$185	$207	$(467)	$207

Comprehensive income attributable to Tenneco Inc.	$282	$185	$331	$(467)	$331

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2016
	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Tenneco Inc. (Parent Company)	Reclass & Elims	Consolidated
	(Millions)
Revenues
Net sales and operating revenues—
External	$3,865	$4,734	$—	$—	$8,599
Affiliated companies	526	747	—	(1,273)	—

	4,391	5,481	—	(1,273)	8,599

Costs and expenses
Cost of sales (exclusive of depreciation and amortization shown below)	3,714	4,675	—	(1,273)	7,116
Engineering, research, and development	76	78	—	—	154
Selling, general, and administrative	235	277	1	—	513
Depreciation and amortization of other intangibles	86	126	—	—	212

	4,111	5,156	1	(1,273)	7,995

Other income (expense)
Loss on sale of receivables	(2)	(3)	—	—	(5)
Other income (expense)	(91)	23	—	(15)	(83)

	(93)	20	—	(15)	(88)

Earnings (loss) before interest expense, income taxes, noncontrolling interests and equity in net income from affiliated companies	187	345	(1)	(15)	516

Interest expense—
External (net of interest capitalized)	(2)	4	90	—	92
Affiliated companies (net of interest income)	(12)	7	5	—	—

Earnings (loss) before income taxes, noncontrolling interests and equity in net income from affiliated companies	201	334	(96)	(15)	424

Income tax (benefit) expense	(97)	97	—	—	—
Equity in net income from affiliated companies	166	—	452	(618)	—

Net income	464	237	356	(633)	424

Less: Net income attributable to noncontrolling interests	—	68	—	—	68

Net income attributable to Tenneco Inc.	$464	$169	$356	$(633)	$356

Comprehensive income attributable to Tenneco Inc.	$464	$169	$356	$(633)	$356

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2015
	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Tenneco Inc. (Parent Company)	Reclass & Elims	Consolidated
	(Millions)
Revenues
Net sales and operating revenues—
External	$3,683	$4,498	$—	$—	$8,181
Affiliated companies	411	558	—	(969)	—

	4,094	5,056	—	(969)	8,181

Costs and expenses
Cost of sales (exclusive of depreciation and amortization shown below)	3,410	4,380	—	(969)	6,821
Engineering, research, and development	70	76	—	—	146
Selling, general, and administrative	184	295	3	—	482
Depreciation and amortization of other intangibles	87	116	—	—	203

	3,751	4,867	3	(969)	7,652

Other income (expense)
Loss on sale of receivables	(1)	(3)	—	—	(4)
Other income (expense)	28	3	—	(48)	(17)

	27	—	—	(48)	(21)

Earnings (loss) before interest expense, income taxes, noncontrolling interests and equity in net income from affiliated companies	370	189	(3)	(48)	508

Interest expense—
External (net of interest capitalized)	(2)	3	66	—	67
Affiliated companies (net of interest income)	54	(56)	2	—	—

Earnings (loss) before income taxes, noncontrolling interests and equity in net income from affiliated companies	318	242	(71)	(48)	441

Income tax expense	43	103	—	—	146
Equity in net income from affiliated companies	78	—	312	(390)	—

Net income	353	139	241	(438)	295

Less: Net income attributable to noncontrolling interests	—	54	—	—	54

Net income attributable to Tenneco Inc.	$353	$85	$241	$(438)	$241

Comprehensive income attributable to Tenneco Inc.	$353	$85	$121	$(438)	$121

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

BALANCE SHEET

	December 31, 2017
	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Tenneco Inc. (Parent Company)	Reclass & Elims	Consolidated
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$7	$308	$—	$—	$315
Restricted cash	—	3	—	—	3
Receivables, net	402	1,567	—	(648)	1,321
Inventories	383	486	—	—	869
Prepayments and other	99	192	—	—	291

Total current assets	891	2,556	—	(648)	2,799

Other assets:
Investment in affiliated companies	1,389	—	1,258	(2,647)	—
Notes and advances receivable from affiliates	791	19,119	3,967	(23,877)	—
Long-term receivables, net	8	1	—	—	9
Goodwill	22	27	—	—	49
Intangibles, net	5	17	—	—	22
Deferred income taxes	161	43	—	—	204
Other	66	78	—	—	144

	2,442	19,285	5,225	(26,524)	428

Plant, property, and equipment, at cost	1,478	2,530	—	—	4,008
Less—Accumulated depreciation and amortization	(934)	(1,459)	—	—	(2,393)

	544	1,071	—	—	1,615

Total assets	$3,877	$22,912	$5,225	$(27,172)	$4,842

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt (including current maturities of long-term debt)
Short-term debt—non-affiliated	$—	$83	$—	$—	$83
Short-term debt—affiliated	408	148	—	(556)	—
Accounts payable	562	1,232	—	(89)	1,705
Accrued taxes	8	37	—	—	45
Other	203	221	12	(3)	433

Total current liabilities	1,181	1,721	12	(648)	2,266

Long-term debt—non-affiliated	632	12	714	—	1,358
Long-term debt—affiliated	1,093	18,981	3,803	(23,877)	—
Deferred income taxes	—	11	—	—	11
Pension, postretirement benefits and other liabilities	296	127	—	—	423
Commitments and contingencies

Total liabilities	3,202	20,852	4,529	(24,525)	4,058

Redeemable noncontrolling interests	—	42	—	—	42

Tenneco Inc. Shareholders’ equity	675	1,972	696	(2,647)	696

Noncontrolling interests	—	46	—	—	46

Total equity	675	2,018	696	(2,647)	742

Total liabilities, redeemable noncontrolling interests and equity	$3,877	$22,912	$5,225	$(27,172)	$4,842

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

BALANCE SHEET

	December 31, 2016
	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Tenneco Inc. (Parent Company)	Reclass & Elims	Consolidated
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$9	$338	$—	$—	$347
Restricted cash	—	2	—	—	2
Receivables, net	386	1,412	—	(504)	1,294
Inventories	361	369	—	—	730
Prepayments and other	62	167	—	—	229

Total current assets	818	2,288	—	(504)	2,602

Other assets:
Investment in affiliated companies	1,211	—	1,207	(2,418)	—
Notes and advances receivable from affiliates	939	16,529	4,781	(22,249)	—
Long-term receivables, net	9	—	—	—	9
Goodwill	22	35	—	—	57
Intangibles, net	7	12	—	—	19
Deferred income taxes	47	23	129	—	199
Other	46	49	8	—	103

	2,281	16,648	6,125	(24,667)	387

Plant, property, and equipment, at cost	1,371	2,177	—	—	3,548
Less—Accumulated depreciation and amortization	(895)	(1,296)	—	—	(2,191)

	476	881	—	—	1,357

Total assets	$3,575	$19,817	$6,125	$(25,171)	$4,346

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt (including current maturities of long-term debt)
Short-term debt—non-affiliated	$—	$75	$15	$—	$90
Short-term debt—affiliated	167	187	—	(354)	—
Accounts payable	562	1,027	—	(88)	1,501
Accrued taxes	4	35	—	—	39
Other	147	243	15	(62)	343

Total current liabilities	880	1,567	30	(504)	1,973

Long-term debt—non-affiliated	—	12	1,282	—	1,294
Long-term debt—affiliated	1,543	16,466	4,240	(22,249)	—
Deferred income taxes	—	7	—	—	7
Postretirement benefits and other liabilities	297	115	—	—	412
Commitments and contingencies

Total liabilities	2,720	18,167	5,552	(22,753)	3,686

Redeemable noncontrolling interests	—	40	—	—	40

Tenneco Inc. Shareholders’ equity	855	1,563	573	(2,418)	573

Noncontrolling interests	—	47	—	—	47

Total equity	855	1,610	573	(2,418)	620

Total liabilities, redeemable noncontrolling interests and equity	$3,575	$19,817	$6,125	$(25,171)	$4,346

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF CASH FLOWS

	Year Ended December 31, 2017
	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Tenneco Inc. (Parent Company)	Reclass & Elims	Consolidated
	(Millions)
Operating Activities
Net cash provided (used) by operating activities	$284	$290	$(4)	$(53)	$517

Investing Activities
Proceeds from sale of assets	3	5	—	—	8
Proceeds from sale of equity interest	—	9	—	—	9
Cash payments for plant, property, and equipment	(148)	(246)	—	—	(394)
Cash payments for software related intangible assets	(16)	(9)	—	—	(25)
Proceeds from deferred purchase price of factored receivables	—	112	—	—	112
Other	(4)	(6)			(10)

Net cash used by investing activities	(165)	(135)	—	—	(300)

Financing Activities
Cash dividends	—	—	(53)	—	(53)
Retirement of long-term debt	(10)	(3)	(6)	—	(19)
Issuance of long-term debt	400	1	(264)	—	137
Debt issuance cost on long-term debt	(8)	—	—	—	(8)
Purchase of common stock under the share repurchase program	—	—	(169)	—	(169)
Issuance of common shares	—	—	(1)	—	(1)
Decrease in bank overdrafts	—	(7)	—	—	(7)
Net increase (decrease) in revolver borrowings and short-term debt excluding current maturities of long-term debt	246	5	(318)	—	(67)
Intercompany dividends and net (decrease) increase in intercompany obligations	(749)	(119)	815	53	—
Distribution to noncontrolling interests partners	—	(64)	—	—	(64)

Net cash (used) provided by financing activities	(121)	(187)	4	53	(251)

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	3	—	—	3

Increase in cash, cash equivalents and restricted cash	(2)	(29)	—	—	(31)
Cash, cash equivalents and restricted cash, January 1	9	340	—	—	349

Cash, cash equivalents and restricted cash, December 31 (Note)	$7	$311	$—	$—	$318

Note:	Cash and cash equivalents include highly liquid investments with a maturity of three months or less at the date of purchase.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF CASH FLOWS

	Year Ended December 31, 2016
	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Tenneco Inc. (Parent Company)	Reclass & Elims	Consolidated
	(Millions)
Operating Activities
Net cash provided (used) by operating activities	$176	$190	$23	$(15)	$374

Investing Activities
Proceeds from sale of assets	—	6	—	—	6
Cash payments for plant, property, and equipment	(117)	(208)	—	—	(325)
Cash payments for software related intangible assets	(13)	(7)	—	—	(20)
Proceeds from deferred purchase price of factored receivables	—	110	—	—	110

Net cash used by investing activities	(130)	(99)	—	—	(229)

Financing Activities
Retirement of long-term debt	—	(16)	(515)	—	(531)
Issuance of long-term debt	—	9	500	—	509
Debt issuance cost on long-term debt	—	—	(9)	—	(9)
Purchase of common stock under the share repurchase program	—	—	(225)	—	(225)
Issuance of common shares	—	—	13	—	13
Increase in bank overdrafts	—	10	—	—	10
Net increase in revolver borrowings and short-term debt excluding current maturities of long-term debt and short-term borrowings secured by accounts receivable	—	5	197	—	202
Intercompany dividends and net (decrease) increase in intercompany obligations	(39)	8	16	15	—
Distribution to noncontrolling interests partners	—	(55)	—	—	(55)

Net cash used by financing activities	(39)	(39)	(23)	15	(86)

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	2	—	—	2

Increase in cash, cash equivalents and restricted cash	7	54	—	—	61
Cash, cash equivalents and restricted cash, January 1	2	286	—	—	288

Cash, cash equivalents and restricted cash, December 31 (Note)	$9	$340	$—	$—	$349

Note:	Cash and cash equivalents include highly liquid investments with a maturity of three months or less at the date of purchase.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF CASH FLOWS

	Year Ended December 31, 2015
	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Tenneco Inc. (Parent Company)	Reclass & Elims	Consolidated
	(Millions)
Operating Activities
Net cash provided by operating activities	$204	$198	$60	$(47)	$415

Investing Activities
Proceeds from sale of assets	—	4	—	—	4
Cash payments for plant, property, and equipment	(114)	(172)	—	—	(286)
Cash payments for software related intangible assets	(16)	(7)	—	—	(23)
Proceeds from deferred purchase price of factored receivables	—	113			113

Net cash used by investing activities	(130)	(62)	—	—	(192)

Financing Activities
Retirement of long-term debt	—	(22)	(15)	—	(37)
Issuance of long-term debt	—	1	—	—	1
Debt issuance cost on long-term debt	—	—	(1)	—	(1)
Tax impact from stock-based compensation	—	—	—	—	—
Purchase of common stock under the share repurchase program	—	—	(213)	—	(213)
Issuance of common shares	—	—	1	—	1
Decrease in bank overdrafts	—	(22)	—	—	(22)
Net increase in revolver borrowings and short-term debt excluding current maturities of long-term debt and short-term borrowings secured by accounts receivable	—	20	82	—	102
Net increase in short-term borrowings secured by accounts receivable	—	—	30	—	30
Intercompany dividends and net increase (decrease) in intercompany obligations	(82)	(21)	56	47	—
Distribution to noncontrolling interests partners	—	(44)	—	—	(44)

Net cash used by financing activities	(82)	(88)	(60)	47	(183)

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	(37)	—	—	(37)

(Decrease) increase in cash, cash equivalents and restricted cash	(8)	11	—	—	3
Cash, cash equivalents and restricted cash, January 1	10	275	—	—	285

Cash, cash equivalents and restricted cash, December 31 (Note)	$2	$286	$—	$—	$288

Note:	Cash and cash equivalents include highly liquid investments with a maturity of three months or less at the date of purchase.

TENNECO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.	Subsequent Events

Dividend

On February 7, 2018, our Board of Directors declared a cash dividend of $0.25, payable on March 22, 2018 to shareholders of record as of March 6, 2018.

15.	Quarterly Financial Data (Unaudited)

Quarter	Net Sales and Operating Revenues	Cost of Sales (Excluding Depreciation and Amortization)	Earnings Before Interest Expense, Income Taxes and Noncontrolling Interests	Net Income Attributable to Tenneco Inc.
	(Millions)
2017
1st	$2,292	$1,929	$121	$59
2nd	2,317	1,949	27	(3)
3rd	2,274	1,911	134	83
4th	2,391	2,020	135	68

	$9,274	$7,809	$417	$207

2016
1st	$2,136	$1,769	$124	$57
2nd	2,212	1,814	171	82
3rd	2,096	1,741	150	179
4th	2,155	1,792	71	38

	$8,599	$7,116	$516	$356

Quarter	Basic Earnings per Share of Common Stock	Diluted Earnings per Share of Common Stock
2017
1st	$1.10	$1.09
2nd	(0.05)	(0.05)
3rd	1.57	1.57
4th	1.33	1.33
Full Year	3.93	3.91
2016
1st	$1.00	$0.99
2nd	1.44	1.43
3rd	3.22	3.19
4th	0.70	0.69
Full Year	6.36	6.31

Note:

The sum of the quarters may not equal the total of the respective year’s earnings per share on either a basic or diluted basis due to changes in the weighted average shares outstanding throughout the year.

(The preceding notes are an integral part of the foregoing consolidated financial statements.)

SCHEDULE II

TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

		Additions
Description	Balance at Beginning of Year	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Year
	(Millions)
Allowance for Doubtful Accounts and Notes Receivable Deducted from Assets to Which it Applies:
Year Ended December 31, 2017	$16	1	—	1	$16

Year Ended December 31, 2016	$16	1	—	1	$16

Year Ended December 31, 2015	$16	4	—	4	$16

Description	Balance at Beginning of Year	Provision Charged (Credited) to Expense	Allowance Changes	Other Additions (Deductions) (a)	Balance at End of Year
	(Millions)
Deferred Tax Assets- Valuation Allowance
Year Ended December 31, 2017	$145	(1)	—	19	$163

Year Ended December 31, 2016	$127	18	—	—	$145

Year Ended December 31, 2015	$139	15	(3)	(24)	$127

(a)	Related to changes in foreign currency exchange rates, primarily the euro, in 2017.